UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Cushman & Wakefield plc

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225 West Wacker Drive

Chicago, Illinois 60606

April 29, 2020

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Cushman & Wakefield plc, I am pleased to share with you the enclosed materials relating to our annual general meeting of shareholders for 2020, which is being held on June 10, 2020 at 8:00 a.m. (Central Time). The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

In light of the COVID-19 (coronavirus) pandemic, shareholders are strongly discouraged from attending our meeting in person this year, as it may not be safe or lawful for shareholders to do so. Nevertheless, your vote is very important. We are pleased to offer multiple options for voting your ordinary shares. You may vote by telephone, via the internet or by mail, as described beginning on page 1 of the accompanying proxy statement.

Thank you for your support of Cushman & Wakefield plc.

Sincerely yours,

Brett White

Executive Chairman and Chief Executive Officer

Notice of 2020 Annual General Meeting of Shareholders

June 10, 2020

8:00 a.m. (Central Time)

225 West Wacker Drive, Boardroom, 30th Floor

Chicago, Illinois 60606

AGENDA:

1.	Election of the four Class II Board nominated directors named in the Proxy Statement: Brett White, Richard McGinn, Jodie McLean and Billie Williamson.

2.	Ratification of KPMG LLP as our independent registered public accounting firm.

3.	Appointment of KPMG LLP as our UK Statutory Auditor.

4.	Authorization of the Audit Committee to determine the compensation of our UK Statutory Auditor.

5.	Non-binding, advisory vote on the compensation of our named executive officers (“Say-on-Pay”).

6.	Non-binding, advisory vote on our director compensation report.

Our Articles of Association and UK law do not currently provide us with the ability to hold a virtual annual general meeting of shareholders (the “Annual Meeting”). As a result of the COVID-19 (coronavirus) pandemic, the UK legislature or certain regulatory bodies may take action, by adopting legislation or otherwise, which would permit us to lawfully hold a virtual Annual Meeting during the pendency of the pandemic. If such action occurs, and we determine it is practicable to switch our Annual Meeting to a virtual format, we expect to do so and will provide shareholders with notice of such change in accordance with applicable legal requirements. If we are unable to switch to a virtual Annual Meeting, UK law unfortunately still requires us to hold such Annual Meeting no later than June 30. As such, shareholders are strongly discouraged from attending the Annual Meeting in person, and shareholders are cautioned that such attendance may not be safe or lawful. While we regret that the COVID-19 pandemic may preclude shareholder attendance at this year’s Annual Meeting, you are strongly encouraged to complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions. Only shareholders of record as of April 23, 2020 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof.

April 29, 2020

By Order of the Board of Directors

Brett Soloway

Executive Vice President, General Counsel and Corporate Secretary

This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 8, 2020.

References in this Proxy Statement to “Cushman,” “the Company,” “we,” “us” or “our” refer to Cushman & Wakefield plc and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to “the Board” refer to our Board of Directors. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements, and our UK Annual Report and Accounts for the fiscal year ended December 31, 2019, are being mailed simultaneously with this Proxy Statement to each shareholder and will also be available at http://ir.cushmanwakefield.com.

PROXY SUMMARY INFORMATION

To assist you in reviewing the proposals to be voted upon at the Annual Meeting, we have summarized important information contained in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.

Voting

Shareholders of record as of April 23, 2020 may cast their votes in any of the following ways:

Internet Visit www.investorvote.com/CWK. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Phone Call +1 800-652-8683 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

In Person

Due to the COVID-19 (coronavirus) pandemic, shareholders are strongly discouraged from attending the Annual Meeting in person, and shareholders are cautioned that such attendance may not be safe or lawful.

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendations
Election of directors (page 1)	✓ FOR each Director Nominee
Ratification of KPMG LLP as independent registered public accounting firm (page 11)	✓ FOR
Appointment of KPMG LLP as UK Statutory Auditor (page 14)	✓ FOR
Authorization of the Audit Committee to determine the compensation of the UK Statutory Auditor (page 15)	✓ FOR
Non-binding, advisory vote on the compensation of named executive officers (“Say-on-Pay”) (page 16)	✓ FOR
Non-binding, advisory vote on the director compensation report (page 39)	✓ FOR

Fiscal Year 2019 Business Highlights

Cushman & Wakefield is a leading global commercial real estate services firm with an iconic brand and approximately 53,000 employees led by an experienced executive team. We operate from approximately 400 offices in 60 countries, managing over 4.1 billion square feet of commercial real estate space on behalf of institutional, corporate and private clients. We serve the world’s real estate owners and occupiers, delivering a broad suite of services through our integrated and scalable platform. Our business is focused on meeting the increasing demands of our clients through a comprehensive offering of services including Property, facilities and project management, Leasing, Capital markets, Valuation and other services. In 2019, 2018 and 2017, we generated revenues of $8.8 billion, $8.2 billion and $6.9 billion, respectively, and Fee revenues of $6.4 billion, $6.0 billion and $5.3 billion, respectively.

Since 2014, we have built our company organically and through the combination of DTZ, Cassidy Turley and Cushman & Wakefield, giving us the scale and worldwide footprint to effectively serve our clients’ multinational businesses. The result is a global real estate services firm with the iconic Cushman & Wakefield brand, steeped in over 100 years of leadership. In 2018 and 2019, we were named #2 in our industry’s top brand study, the Lipsey Company’s Top 25 Commercial Real Estate Brands.

The past several years have been a period of rapid growth and transformation for our company. Our experienced management team has been focused on integrating companies, driving operating efficiencies, realizing cost savings, attracting and retaining talent and improving financial performance. In August 2018, Cushman & Wakefield successfully completed an initial public offering, listing the firm on the New York Stock Exchange (NYSE: CWK).

Today, Cushman & Wakefield is one of the top three real estate services providers as measured by revenue and workforce. We have made significant investments in technology and workflows to support our growth strategy to improve our productivity and drive better outcomes for our clients.

In 2019, we achieved record full year financial performance with the following results:

•	Revenue for the full year was $8.8 billion, up 6% (8% local currency). Fee revenue was $6.4 billion, up 8% (9% local currency).

•	Full year Net income was $0.2 million, an improvement of $186.0 million over 2018 with earnings per share of $0.00 and Adjusted earnings per share of $1.64.

•	Full year Adjusted EBITDA was $724.4 million, up 10% (11% local currency). Adjusted EBITDA margin of 11.3% was up 25 bps.

For more complete information regarding our year 2019 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Adjusted EBITDA, Adjusted EBITDA margin, adjusted earnings per share and local currency are non-GAAP (generally accepted accounting principles) financial measures. Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. For definitions of these measures, reconciliations to the most closely comparable GAAP measure and explanations on the reasons our management uses such measures, please see pages 40-42 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. You can obtain a free copy of our Annual Report on Form 10-K at the website of the Securities and Exchange Commission (the “SEC”), www.sec.gov, or by submitting a written request by (i) mail to Cushman & Wakefield plc, Attention: Investor Relations, 225 West Wacker Drive, Chicago, Illinois 60606, (ii) telephone at +1 312-338-7860 or (iii) e-mail at ir@cushwake.com.

Summary of Board Nominees

The following table provides summary information about each of the director nominees who is being voted on by shareholders at the Annual Meeting.

Name	Age	Director Since	Principal/Most Recent Occupation	Committees	Other Public Company Boards
Brett White	60	2015	Executive Chairman and CEO of Cushman & Wakefield	None	None
Richard McGinn*	73	2019	Former Founder/Investor in Sky Capital	Audit, Compensation	None
Jodie McLean*	51	2018	Chief Executive Officer of EDENS	Audit	One
Billie Williamson*	67	2018	Former Senior Assurance Partner at Ernst & Young	Audit	Two

* Independent Director

Executive Compensation Highlights

Our Philosophy

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

One of our growth strategies is to recruit, hire and retain top talent. We attract and retain high quality employees. These employees produce superior client results and position us to win additional business across our platform. We believe our people are the key to our business and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

Last Year’s Say-on-Pay Vote

At our 2019 annual general meeting of shareholders, shareholders approved our 2018 compensation of our named executive officers with 96.6% of the votes cast in favor of our practices. Given the high level of support, the Compensation Committee did not make any significant changes to its approach to executive compensation specifically as a result of this “say-on-pay” vote.

Annual Compensation

Set forth below is the 2019 compensation for our Named Executive Officers. See the footnotes accompanying the Summary Compensation Table on page 25 for more information.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Brett White, Executive Chairman and Chief Executive Officer	2019	$950,000	—	$6,150,409	—	$2,152,503	—	$9,252,912
Duncan Palmer, EVP, Chief Financial Officer	2019	$600,000	—	$2,600,279	—	$968,747	$7,000	$4,176,026
John Forrester, EVP, Global President	2019	$593,101	—	$2,600,279	—	$1,235,250	$80,078	$4,508,708
Nathaniel Robinson, Chief Investment Officer and EVP of Strategic Planning	2019	$389,151	—	$520,052	—	$413,200	$7,000	$1,329,402
Brett Soloway, EVP, General Counsel and Corporate Secretary	2019	$495,479	—	$832,089	—	$387,375	—	$1,714,943

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board has nominated four Class II directors for election at this Annual Meeting to hold office until the annual general meeting of shareholders to be held in 2023 and the election of their successors. All of the nominees were selected to serve on our Board based on:

•	outstanding achievement in their professional careers;

•	broad experience;

•	personal and professional integrity;

•	their ability to make independent, analytical inquiries;

•	financial literacy;

•	mature judgment;

•	high-performance standards;

•	familiarity with our business and industry; and

•	an ability to work collegially.

We also believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria: Qualifications, Skills and Experience

The criteria for selecting director candidates is set out in the Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee. Both of these documents are available at http://ir.cushmanwakefield.com/governance. In evaluating candidates, the Board seeks individuals of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interest of all shareholders and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee is responsible for identifying and screening candidates, for developing and recommending to the Board criteria for nominees, for evaluating candidates recommended or nominated by shareholders, for recommending to the Board all nominees for election to the Board at the annual general meeting of shareholders, and for recommending any other action with respect to candidates nominated by shareholders. The Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee authorize the Nominating and Corporate Governance Committee to determine the qualifications, qualities, skills and other expertise required to be a director but also sets out the following minimum qualification requirements:

•	integrity,

•	strength of character,

•	judgment

•	business experience,

•	specific areas of expertise,

•	ability to devote sufficient time to attendance at and preparation for Board meetings,

•	factors relating to composition of the Board (including size and structure), and

•	principles of diversity.

The Board has not introduced term or age limits. While term limits could help ensure that fresh ideas and viewpoints are available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increased insight into the Company and its operations and, therefore, provide significant contributions to the Board as a whole. As an alternative to term limits, the Nominating and Corporate Governance Committee reviews each director’s continued tenure on the Board annually.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations. During 2019, the Nominating and Corporate Governance Committee engaged a search firm to assist it with the potential candidacy of Mr. McGinn, who was appointed to the Board on June 6, 2019.

Although we do not have a formal policy with regard to the consideration of any director nominees recommended by shareholders, a shareholder or group of shareholders may recommend potential candidates for consideration. We do not have such a policy because the Nominating and Corporate Governance Committee believes that it can adequately evaluate any such nominees on a case-by-case basis.

Shareholders seeking to request that an individual be nominated as a director must generally deliver any such request and accompanying information in writing to the Corporate Secretary at 225 West Wacker Drive, Chicago, Illinois 60606 not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting. The request must include all information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in the proxy statement as nominee and to serve as a director if elected. In addition, the request must include, among other things:

•	the nominating shareholder’s or shareholders’ name(s) and address(es) as they appear on the Company’s books;

•	the class and number of shares beneficially owned by the nominating shareholder(s);

•

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Regulation 14A under the Exchange Act; and

•	to the extent known by the shareholder(s) giving notice, the name and address of any other shareholder(s) supporting the election of the director candidate.

2020 Director Nominees

Brett White

Age: 60

Director Since: 2015

Committees: None

Class II Director

Mr. White has served as Executive Chairman and Chief Executive Officer of Cushman & Wakefield since 2015. Prior to joining Cushman & Wakefield, Mr. White had a 28-year career with CBRE, serving as Chief Executive Officer from 2005 to 2012 and President from 2001 to 2005. He was also a member of CBRE’s board of directors from 1998 to 2013. Previously, he served as a trustee of the University of San Francisco and as a member of the board of directors for Edison International, Southern California Edison, Realogy Holdings Corporation and Mossimo, Inc. Mr. White holds a B.A. in Biology from the University of California, Santa Barbara.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. White’s extensive experience, global leadership and knowledge of commercial real estate qualifies him to serve on the Board.

Richard McGinn

Age: 73

Director Since: 2019

Committees: Audit, Compensation

Class II Director

Mr. McGinn held numerous executive positions at AT&T from 1969 to 1996. He served as President, then CEO and Chairman of Lucent Technologies from 1996 to 2000. He was a General Partner at RRE Ventures from 2001 to 2010. He also served as Chairman then CEO of VeriFone Systems, Inc. from 2012 to 2013. He was a founder and investor in Sky Capital from 2014 to 2016. Mr. McGinn previously served on the boards of American Express, VeriFone Systems, ViaSystems, Cyota, Broadsoft, and Nexsan. He holds a B.A. from Grinnell College.

Qualifications, Attributes and Skills: Mr. McGinn brings to the Board his substantial business, investment and financial experience, his expertise in analyzing business developments and opportunities in telecommunications, mobile, online and new technologies, as well as his core business and leadership skills and public company director experience.

Jodie McLean

Age: 51

Director Since: 2018

Committees: Audit

Ms. McLean has served as the Chief Executive Officer of EDENS since 2015. Prior to that she served as President and Chief Investment Officer of EDENS from 2002. Ms. McLean also serves on the board of directors of Extended Stay America, Inc. and Wofford College among others. She holds a B.S. from the University of South Carolina and a degree from South Carolina Honors College.

Specific Qualifications, Attributes and Skills: The Board believes that Ms. McLean brings more than 25 years of real estate, investment and management expertise to the Board.

Billie Williamson

Age: 67

Director Since: 2018

Committees: Audit

Ms. Williamson served in various roles at Ernst & Young L.L.P., most recently in the role of Senior Assurance Partner, from 1974 to 1993 and 1998 to 2011. She also worked at Marriott International, Inc. from 1996 to 1998 as Senior Vice President, Finance and Corporate Controller, and before that at AMX Corporation from 1993 to 1996 as Chief Financial Officer. Ms. Williamson also serves or has served on the boards of directors of XL Group Ltd., Pentair plc, Pharos Capital BDC, Inc., CSRA Inc., Janus Capital Group, ITT Exelis Inc., Annie’s Inc., Energy Future Holdings Corporation and Kraton Corporation. She holds a B.B.A. from Southern Methodist University.

Specific Qualifications, Attributes and Skills: The Board believes that Ms. Williamson brings significant expertise and leadership in finance, accounting and public company governance to the Board.

Required Vote

A nominee must receive more votes “FOR” than “AGAINST” her or his re-election in order to be re-elected. Shareholders may vote “FOR” or “AGAINST” all four or any of the nominees or may elect to “ABSTAIN” their vote for all four or any of the nominees. Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Recommendation

Our Board recommends that shareholders vote “FOR” all of the nominees.

CORPORATE GOVERNANCE

Corporate Governance	Compensation Accountability	Shareholder Rights
• 9 directors, 8 of whom are independent	• Share ownership requirements for non-employee directors and executive officers	• Shareholder rights to call special meetings

• Independent lead director	• Policy restricting trading, and prohibiting hedging and short-selling, of our shares	• Majority voting requirement for directors in uncontested elections

• Regular executive sessions of independent directors	• Compensation clawback policy for executive officers	• Advisory Say-on-Pay Vote — Annual

• All Board committees consist entirely of independent directors	• No gross-up for tax liabilities

• All directors attended at least 75% of Board and applicable Board committee meetings

• Robust Code of Business Conduct and Ethics and other governance policies

Shareholder Recommendations of Director Candidates

If you are a shareholder who would like to recommend a candidate for our Nominating and Corporate Governance Committee to consider for possible inclusion in our 2021 proxy statement, you must send notice to our Corporate Secretary at 225 West Wacker Drive, Chicago, Illinois 60606, by registered, certified or express mail, and provide a brief biography of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your share ownership. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1—Election of Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 1.

Director Independence

Since our initial public offering in August 2018, our ordinary shares have been listed on the New York Stock Exchange (“NYSE”). Subject to certain exceptions, the NYSE rules require that (i) independent directors comprise a majority of a listed company’s board of directors and (ii) each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Members of the compensation committee and the audit committee of a listed company must also satisfy certain enhanced independence requirements under NYSE rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 10A-3.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that eight out of nine of our current directors are independent under NYSE rules. The independent directors are Messrs. Coslet, Dattels, McGinn, Pan and Ruparelia, and Mses. Chen, McLean and Williamson. Our Board has also determined that Mr. McGinn, Ms. McLean and Ms. Williamson, who comprise our Audit Committee, Mr. Dattels, Mr. McGinn and Mr. Pan, who comprise our Compensation Committee, and Mr. Dattels, Mr. Pan and Mr. Ruparelia, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees under the applicable rules of the NYSE and the Exchange Act.

Prior to the completion of the underwritten public offering of 10,000,000 of our ordinary shares on November 14, 2019, we were a “controlled company” within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including: the requirement that a majority of the board of directors consist of independent directors; the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We did not utilize any of these exemptions. As noted above, we are no longer a “controlled company” and thus are no longer eligible to utilize these exemptions.

While the “controlled company” exemption described above does not modify the independence requirements for an audit committee of a listed company, both the NYSE rules and Rule 10A-3 under the Exchange Act permit a listed company to have a majority of independent directors on its audit committee until one year from the date of effectiveness of a registration statement for an initial public offering. After such transition period, the audit committee is required to be comprised entirely of independent directors. In 2019, we utilized this transition period until Mr. McGinn replaced Mr. Ruparelia on our Audit Committee on June 6, 2019.

Independent Director Meetings

Our independent directors regularly meet in executive session without management or management directors present. Our Lead Director presides at such meetings.

Board Composition

Our business and affairs are managed under the direction of our Board. Mr. McGinn joined our Board on June 6, 2019, and, as of March 17, 2020, Ms. MacKay resigned from our Board to become our Chief Operating Officer. Thus, our Board is comprised of nine directors. Our Articles of Association provide that our Board will have a minimum of five and maximum of eleven directors. Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. White, Mr. McGinn, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring at the Annual Meeting. Messrs. Dattels, Pan and Ruparelia serve as Class III directors with a term expiring in 2021. Mr. Coslet and Ms. Chen serve as Class I directors with a term expiring in 2022. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Mr. White serves as the Executive Chairman of our Board and our CEO. When the Executive Chairman is also the CEO, our Corporate Governance Guidelines provide that our Board may elect one of our independent directors to serve as Lead Director. Mr. Dattels currently serves as our Lead Director and is responsible for serving as liaison between the Chairman and the independent directors, approving meeting agendas and schedules for the Board and presiding at executive sessions of the independent directors and any other Board meetings at which the Chairman is not present, among other responsibilities.

In connection with the closing of our initial public offering, we entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) with TPG Global, LLC (“TPG”), PAG Asia Capital (“PAG”), and Ontario Teachers’ Pension Plan (“OTPP”, and collectively with TPG and PAG, the “Principal Shareholders”). The Shareholders’ Agreement provides that the Principal Shareholders have certain nomination rights to designate candidates for nomination to our Board. Subject to any restrictions under applicable law or the NYSE rules, each of TPG and PAG also has the ability to appoint one director to each board committee, and OTPP has the ability to appoint a director to the Nominating and Corporate Governance Committee.

As set forth in the Shareholders’ Agreement, for so long as each of TPG and PAG own at least 7.5% of our total ordinary shares outstanding as of the closing of our initial public offering, TPG and PAG will each be entitled to designate for nomination two of the seats on our Board. Thereafter, each of TPG and PAG will be entitled to designate for nomination one director so long as they each own at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering. Further, for so long as OTPP owns at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering, it will be entitled to designate for nomination one director on our Board.

As noted above, prior to the completion of the underwritten public offering of 10,000,000 of our ordinary shares on November 14, 2019, we were a “controlled company” within the meaning of the NYSE rules because more than 50% of our voting power was held by the Principal Shareholders. While we were a “controlled company”, the Principal Shareholders jointly had the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under the rules and must meet the independence requirements of Rule 10A-3 of the Exchange Act. The Principal Shareholders previously nominated Ms. McLean to our Board as the Joint Designee. Ms. McLean is a Class II director and has been nominated by our Board (not as a Joint Designee of the Principal Shareholders) for re-election as a Class II director at the Annual Meeting.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Shareholders’ Agreement) to cause our Board and each Board committee to include certain persons designated by the Principal Shareholders in the slate of director nominees recommended by the Board for election by the shareholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Shareholders’ Agreement, each Principal Shareholder agrees to vote its shares in favor of the election of the director nominees designated by each of the Principal Shareholders.

In accordance with the Shareholders’ Agreement, TPG has nominated Mr. Coslet and Mr. Dattels, PAG has nominated Mr. Pan and Ms. Chen and OTPP has nominated Mr. Ruparelia to our Board.

Compensation Committee Interlocks and Insider Participation

During 2019, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) had any related party relationships requiring disclosure under Item 404 of SEC Regulation S-K. During 2019, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of our Board or our Compensation Committee.

Board of Directors’ Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer and senior financial officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.cushmanwakefield.com/investorrelations. We expect that any amendments to such code, or any material waivers of its requirements, will be disclosed on our website.

Board Meetings and Committees

Our Board held four meetings in 2019. In 2019, each director attended at least 75% of the aggregate of all meetings of the Board and of any committees he or she served during the period such director was on the Board or committee.

We also encourage our directors to make every effort to attend our annual general meeting of shareholders unless they have an unavoidable conflict. Eight out of our nine then-current directors attended our 2019 annual general meeting of shareholders.

Our Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which consists solely of independent directors. Each standing committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found in the corporate governance section on our website at http://ir.cushmanwakefield.com.

The following table describes the current members of each standing committee and the number of meetings held by our Board and each standing committee in 2019:

Director*	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brett White	Chair
Jonathan Coslet	✓
Timothy Dattels	Lead Director		Chair	✓
Qi Chen	✓
Richard McGinn**	✓	✓	✓
Jodie McLean	✓	✓
Lincoln Pan	✓		✓	Chair
Rajeev Ruparelia***	✓			✓
Billie Williamson	✓	Chair
Number of Meetings	4	9	5	4

*

Michelle MacKay was a member of the Board during all of 2019 and through her resignation on March 17, 2020 to become our Chief Operating Officer. Ms. MacKay was also a member of the Compensation Committee from March 7, 2019 through February 27, 2020.

**	Mr. McGinn was appointed to the Board and the Audit Committee on June 6, 2019. He was also appointed to replace Ms. MacKay on the Compensation Committee on February 27, 2020.

***

Mr. Ruparelia served on the Audit Committee during 2019 until Mr. McGinn was appointed to replace him on June 6, 2019. Mr. Ruparelia also served on the Compensation Committee during 2019 until Ms. MacKay was appointed to replace him on March 7, 2019.

Audit Committee

The members of the Audit Committee are Ms. Williamson (chair), Mr. McGinn and Ms. McLean, all of whom are independent. Our Board has determined that each member is financially literate, and that Ms. Williamson is an audit committee financial expert. The primary responsibilities of the Audit Committee are:

•

appointing our independent registered public accounting firm annually; evaluating the independent auditor’s independence and performance and replaces it as necessary; pre-approving all audit and non-audit services; and setting guidelines for the hiring of former employees of the independent auditor;

•	reviewing the audit plans and findings of our independent auditor and our internal audit function;

•	reviewing with our management and independent auditor our financial statements, including any significant financial reporting issues and changes in accounting policies;

•	reviewing with our management and independent auditor the adequacy of our internal controls over financial reporting;

•	overseeing our policies and procedures with respect to risk assessment and risk management; and

•	overseeing the implementation and effectiveness of our compliance and ethics program, including our “whistleblowing” procedures.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Pan (chair), Mr. Dattels and Mr. Ruparelia, all of whom are independent. The primary responsibilities of the Nominating and Corporate Governance Committee are:

•	developing and recommending criteria to the Board for selecting new directors;

•	conducting inquiries into the background and qualifications of candidates for the Board and recommending proposed nominees to the Board;

•	recommending corporate governance guidelines to the Board; and

•	overseeing the evaluation of the performance of the Board.

Compensation Committee

The members of the Compensation Committee are Mr. Dattels (chair), Mr. Pan and Mr. McGinn, all of whom are independent. The primary responsibilities of the Compensation Committee are:

•

reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;

•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and

•	establishing, reviewing and administering our compensation and employee benefit plans.

Stock Ownership Policy

We recognize the importance of aligning the interests of our management and directors with those of our shareholders. As a result, the Board has established a stock ownership policy whereby our Named Executive Officers and directors who are not employees of the Company or any Principal Shareholder (a “Non-Employee Director”) are expected to accumulate “Owned Equity” and “Qualifying Equity” in Company stock having a fair market value equal to the multiples of annual base salary set forth in the table below.

	Owned Equity (vested but unsettled RSUs, ordinary shares beneficially owned and shares held in a 401(k) plan or notionally through a deferred compensation plan)	Qualifying Equity (all “Owned Equity” plus unvested time-based RSUs)
Chief Executive Officer	2x Salary	6x Salary
Other Named Executive Officers	1x Salary	3x Salary
Non-Employee Directors	N/A	5x Annual Cash Retainer

Any Named Executive Officer or Non-Employee Director who does not meet or exceed these guidelines is subject to retention requirements that restrict the sale of some or all of such person’s equity. Our CEO and Non-Employee Directors are subject to a 100% retention requirement and our other Named Executive Officers are subject to 75% retention requirements. The retention requirements do not apply to shares acquired for fair value prior to our initial public offering, or shares withheld to satisfy tax or exercise price payment obligations. As of December 31, 2019, all of our Named Executive Officers were in compliance with the applicable ownership requirements. Our Non-Employee Directors are relatively new to our Board and have not yet reached their applicable ownership requirements. Thus, each Non-Employee Director is subject to the 100% retention requirement.

Derivatives Trading, Hedging and Pledging Policies

We have adopted an insider trading policy that provides that no employee, officer or member of our Board may acquire, sell or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”) or engage in hedging transactions (including “cashless collars”). We have also adopted a general policy that prohibits our executive officers and members of our Board from pledging any of their ordinary shares as collateral for a loan or other financial arrangement.

Tax Considerations

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Named Executive Officers. Once an individual has been a Named Executive Officer, the deduction limitation applies indefinitely. As a newly public company, we may rely upon certain transition relief under Section 162(m) available for certain types of compensation. Nonetheless, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s executive compensation program should be only one of many relevant considerations in setting compensation. Accordingly, the Compensation Committee has deemed or may deem in the future that it is appropriate to provide one or more executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

We do not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 409A or 4999 of the Code and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Communications with our Board

Shareholders and other interested parties may write to any of the Board’s members at Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. The Board considers shareholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all shareholder inquiries directly. The General Counsel will review any shareholder communications and will forward to the Chair of our Board, our Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of our Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that our Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter.

Submission of Shareholder Proposals and Board Nominees

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2021 annual general meeting of shareholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on January 8, 2020. If the date of our 2021 annual meeting is more than 30 days before or after June 10, 2021, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials.

Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our Articles of Association require that shareholders who intend to propose any resolution, including nominating candidates for election as directors, at our 2021 annual meeting must provide notice of such proposals in writing to our Secretary no earlier than the close of business on February 10, 2021 and no later than the close of business on March 12, 2021, unless our 2021 annual general meeting of shareholders is to be held more than 30 days before or more than 60 days after June 10, 2021, in which case the shareholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the 2021 annual general meeting and no later than the close of business on the later of the 90th day prior to the 2021 annual general meeting or the 10th day after public announcement of the date of the 2021 annual general meeting is first made. The notice must set forth the information required by our articles of association.

Additionally, under section 338 of the UK Companies Act, shareholders meeting the threshold requirements set forth in that section may require us to include a resolution in our notice of annual general meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by our Secretary at least six weeks prior to the date of the annual general meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.

PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending December 31, 2020.

We anticipate that a representative of KPMG LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the annual meeting.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2020.

AUDIT AND OTHER FEES

The following table shows the fees for audit and other services provided by KPMG LLP for the fiscal years ended December 31, 2019 and 2018:

Fees	Fiscal 2019	Fiscal 2018
Audit Fees	$10,873,000	$10,867,000
Audit-Related Fees	708,000	547,000
Tax Fees	1,115,000	759,941
All Other Fees	—	—

Total Fees	$12,936,000	$12,173,941

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees associated with the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes fees associated with internal control matters and services not required by statute or regulation.

Tax Fees—Includes fees associated with tax compliance at domestic and international locations and domestic and international tax advice.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and approve the plan and scope of the audit and non-audit services to be provided by the auditors and the fees to be paid for such services. Consistent with the Audit Committee charter, all audit and non-audit services provided by the auditors for the relevant financial years are approved by the Audit Committee, which determines whether the services provided by the auditors are compatible with maintaining the auditor independence.

Audit Committee Report

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of this charter annually. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under “The Board of Directors and Certain Governance Matters—Committee Membership and Responsibilities—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2019 with management and with the independent registered public accounting firm.

Discussions included, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of Cushman & Wakefield’s financial reporting procedures and disclosure controls and procedures.

Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2019 were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards (including significant accounting policies, alternative accounting treatments, critical audit matters and estimates, judgments and uncertainties). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Billie Williamson (Chair)

Richard McGinn

Jodie McLean

Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filing.

Shareholder Requests Under Section 527 of the UK Companies Act

Under section 527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the UK Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the UK Companies Act. Where the Company is required to place a statement on a website under section 527 of the UK Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the UK Companies Act to publish on a website.

PROPOSAL 3 APPOINTMENT OF UK STATUTORY AUDITOR

Under the UK Companies Act, the Company is required to appoint the UK statutory auditor at each meeting at which the annual report and accounts are presented to shareholders, to hold office until the conclusion of the next such meeting. The Audit Committee has recommended to the Board the re-appointment of KPMG LLP as the Company’s UK statutory auditor and has confirmed to the Board that its recommendation is free from third party influence and that no restrictive contractual provisions have been imposed on the Company limiting the choice of auditor.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to appoint KPMG LLP as our UK Statutory Auditor.

PROPOSAL 4 AUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF UK STATUTORY AUDITOR

Under the UK Companies Act, the remuneration of our UK statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Audit Committee of the Company to determine the remuneration of KPMG LLP in its capacity as the Company’s UK statutory auditor under the UK Companies Act.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to authorize the Audit Committee to determine the compensation of our UK Statutory Auditor.

PROPOSAL 5 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of the Named Executive Officers as reported in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse our 2019 executive compensation program and policies for our Named Executive Officers.

In deciding how to vote on this proposal, our Board encourages you to review the “Compensation Discussion and Analysis” in this Proxy Statement beginning on page 17 for a detailed description of our executive compensation philosophy and programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2019 to our Named Executive Officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Our executive compensation program is designed to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders. Our executive compensation program is based on the following principles, which are further detailed under the Compensation Discussion and Analysis section of this Proxy Statement:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the compensation paid to our Named Executive Officers for 2019 set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our Named Executive Officers for the year ended December 31, 2019.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices for the fiscal year ended December 31, 2019 for (i) our principal executive officer, (ii) our principal financial officer and (iii) the three other most highly compensated executive officers of the Company as of December 31, 2019:

•	Brett White, our Executive Chairman and Chief Executive Officer;

•	Duncan Palmer, our Executive Vice President and Chief Financial Officer;

•	John Forrester, our Executive Vice President and Global President;

•	Nathaniel Robinson, our Chief Investment Officer and Executive Vice President of Strategic Planning; and

•	Brett Soloway, our Executive Vice President, General Counsel and Corporate Secretary.

We refer to these executive officers as the “Named Executive Officers.”

At our 2019 annual general meeting of shareholders, shareholders approved our 2018 compensation of our named executive officers with 96.6% of the votes cast in favor of our practices. Given the high level of support, the Compensation Committee did not make any significant changes to its approach to executive compensation specifically as a result of this “say-on-pay” vote. The Compensation Committee considers the outcome of our annual say-on-pay votes when making future compensation decisions for our named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

Principle	Practice

Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.

Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.

Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.

Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.

Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.

Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Compensation Mix

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for each of our executive officers on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices) and approving the compensation of our executive officers, including the Named Executive Officers (except for our CEO).

Our Board is responsible for approving all compensation paid to our CEO. Pursuant to its charter, the Compensation Committee has the responsibility to review and recommend to the Board any proposed change in compensation for our CEO at least annually, as well as for evaluating our CEO’s performance and recommending actual payments under the annual incentive plan in light of the corporate goals and objectives applicable to him.

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our Chief Human Resources Officer and General Counsel generally attend regular meetings of the Compensation Committee in order to provide insight and expertise regarding the operation of our compensation programs and to provide support and assistance with respect to the legal and governance implications of our compensation decisions. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis. In addition, our CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Our CEO evaluates the performance of each of our executive officers against any annual objectives established for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target compensation opportunity and based upon the target compensation opportunity and the individual’s performance, proposes compensation adjustments, subject to review and approval by the Compensation Committee. Neither our CEO nor any other Named Executive Officer participates in the evaluation of his or her own performance and he or she is not present during discussions relating to his or her compensation.

Role of Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2019, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national executive compensation consulting firm, as its independent compensation consultant to assist it with compensation matters. FW Cook regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. FW Cook works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, FW Cook regularly confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked FW Cook to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);

•	our compensation plan risk;

•	current market trends and best practices in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

FW Cook does not provide any services to us other than the services provided to the Compensation Committee. The total expense for the services provided to the Compensation Committee by FW Cook during 2019 was approximately $95,316.

Peer Group

Our Compensation Committee, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its executive compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2019 peer group, which was approved by our Compensation Committee in March 2019, is set forth below. The only changes from our 2018 peer group were the removal of Convergys and Forest City Realty due to such companies being acquired in 2018.

Direct Peers	Other Business Service Peers
CBRE	AECOM
Colliers International	Aon
Jones Lang LaSalle	Boston Properties
CACI International
CGI Group
Duke Realty Corporation
EMCOR
Fidelity National Information Services
Fiserv
Jacobs Engineering
KBR
Kelly Services
Leidos
Robert Half International
Unisys
Willis Towers Watson

At the time the Compensation Committee established our 2019 peer group in March 2019, our revenue was near the median of our peer group and our market capitalization was near the 25th percentile of our peer group. We believe this positioning relative to our peer group provides our Compensation Committee with a sound basis for comparing our compensation to market competitors.

This peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience and skill set, specific retention concerns and internal equity.

Compensation-Related Risk Assessment

The Compensation Committee evaluates each element of our executive compensation program in order to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or incentivize the achievement of short-term results at the expense of our long-term interests. We believe we have designed our executive compensation program to address potential risks while also rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Among other things, we have attempted to mitigate risk by adopting stock ownership guidelines, hedging and pledging prohibitions and clawback policies. Based on our 2019 evaluation, we concluded that our executive compensation policies and practices are appropriately structured and do not encourage employees to take unnecessary or excessive risks.

Compensation Elements

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

Base Salary

We believe that a competitive base salary is critical in attracting and retaining key executive talent. In evaluating the base salaries of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity.

The Compensation Committee generally reviews salaries in the early part of each year and, if appropriate, adjusts to reflect changes in the considerations described above and to respond to market conditions and competitive pressures. The table below reflects the extent of increases in 2019 to the base salaries for our Named Executive Officers. Any such increases were effective on April 1, 2019.

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Change
Mr. White	$950,000	$950,000	0%
Mr. Palmer	$600,000	$600,000	0%
Mr. Forrester	$593,101	$593,101	0%
Mr. Robinson	$340,000	$400,000	17.65%
Mr. Soloway	$475,000	$500,000	5.26%

Annual Incentive Compensation

Each year, our executive officers are eligible to receive annual cash incentive awards under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for the CEO) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures.

Target Annual Cash Bonus Opportunities

The annual target cash bonus opportunity for each Named Executive Officer is expressed as a percentage of base salary. Similar to base salaries, in evaluating the target cash bonus opportunity of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity. The following table shows the 2018 and 2019 bonus targets for each Named Executive Officer.

Named Executive Officer	2018 Target Cash Bonus (% of base salary)	2019 Target Cash Bonus (% of base salary)
Mr. White	210.5%	210.5%
Mr. Palmer	100%	150%
Mr. Forrester	193%	193%
Mr. Robinson	50%	100%
Mr. Soloway	50%	75%

Corporate Performance Measures

For the 2019 AIP, the Compensation Committee (and the Board for the CEO) selected Adjusted EBITDA, adjusted as follows, as the primary performance measure: increased by $3 million to convert to a constant currency exchange rate; increased by $1 million for other one-time items; and decreased by $6 million for realized and unrealized exchange rate gains (such resulting amount is referred to as the “Compensation EBITDA”). The Compensation Committee and the Board believes that Compensation EBITDA is the best measure of both corporate and business segment profitability.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for further detail on the Company’s use of Adjusted EBITDA.

Annual Cash Bonus Decisions

The AIP is based on the achievement of a certain percentage of Compensation EBITDA, from a minimum of 70% to a maximum of 130% as measured against the relevant annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of the Compensation Committee (and the Board for the CEO), with straight line interpolation between performance levels. Compensation EBITDA goals are set on a constant currency basis. Other items and adjustments are made to Compensation EBITDA at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance as determined by the Compensation Committee (and the Board for the CEO). The adjustments made for 2019 are described above. Individuals’ bonuses are then determined according to their role and company-wide financial performance.

In 2019, the bonus paid to each Named Executive Officer is determined based on financial performance that results in a funded range of 0% to 200% of their applicable target. The Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero. In 2019, the Compensation Committee (and the Board for the CEO) used this discretion to increase the cash bonus payments to Mr. White, Mr. Palmer and Mr. Forrester by 4.2% based on the accomplishment of certain free cash flow financial performance objectives included in the Company’s 2019 operating plan. There were no discretionary adjustments for 2019 with respect to the other Named Executive Officers.

2019 Performance and Payouts

For the 2019 AIP, the target Compensation EBITDA was $715 million, and the actual achieved Compensation EBITDA was $722 million, resulting in a funding level of 103.3%. As noted above, the Compensation Committee (and the Board for the CEO) used its discretion to increase the cash bonus payments to Mr. White, Mr. Palmer and Mr. Forrester by 4.2% based on the accomplishment of certain free cash flow financial performance objectives included in the Company’s 2019 operating plan. This resulted in a total funding level of 107.6% for Mr. White, Mr. Palmer and Mr. Forrester.

The following table summarizes the payouts under the 2019 AIP.

Named Executive Officer	2019 Actual Cash Bonus Payment	Actual Cash Bonus Payment as Percentage of Target Cash Bonus Award
Mr. White	$2,152,503	107.6%
Mr. Palmer	$968,747	107.6%
Mr. Forrester	$1,235,250	107.6%
Mr. Robinson	$413,200	103.3%
Mr. Soloway	$387,375	103.3%

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers because we believe it promotes long-term growth and profitability by aligning the interests of our management with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Compensation Committee (and the Board for the CEO) determines the target and type of equity award to be delivered to each executive officer. In 2019, our long-term incentive program consisted of a combination of time-vesting and performance-vesting restricted stock units (“RSUs”) to effectively and efficiently balance performance and retention objectives. All awards were granted under our 2018 Omnibus Management Share and Cash Incentive Plan.

The following table summarizes the mix of time-vesting RSUs and performance-vesting RSUs for each Named Executive Officer in 2019.

Named Executive Officer	Time-Vesting RSUs (% of award)	Performance-Vesting RSUs (% of award)
Mr. White	75%	25%
Mr. Palmer	60%	40%
Mr. Forrester	60%	40%
Mr. Robinson	60%	40%
Mr. Soloway	60%	40%

The following table summarizes the target equity award values of each Named Executive Officer in 2019.

Named Executive Officer	2019 Target Award Values
Mr. White	$6,000,000
Mr. Palmer	$2,500,000
Mr. Forrester	$2,500,000
Mr. Robinson	$500,000
Mr. Soloway	$800,000

Time-Vesting RSUs – Vesting Schedule

To encourage retention, the RSUs vest in equal annual installments over a four-year period commencing on the first anniversary of the grant date. As the RSU awards are inherently tied to the performance of our ordinary shares, we consider a vesting schedule based on continued service appropriate to provide both retention and performance incentives.

Performance-Vesting RSUs

For the performance-vesting portion of the RSU award, the Named Executive Officer receives an award on the grant date expressed as a target number of RSUs. The actual number of ordinary shares delivered to the executive in settlement of the RSU award is based on our performance results with regards to the predetermined metric or metrics across the measurement period. To receive the shares in settlement, the executive must remain employed through the settlement date of the award.

For the 2019 performance-vesting RSUs, payouts will be based 50% on a target Adjusted EBITDA Margin Accretion, as measured as the average of three separate years of performance (2019, 2020 and 2021), and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2019 and ending in February 2022. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Adjusted EBITDA by Fee revenue. Relative TSR is the Company’s total shareholder return relative to the companies in the Russel 3000. For each performance metric, payout ranges from 0% to 150% of target. Each performance metric also includes a minimum threshold. If actual performance is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum.

For the 2019 performance-vesting RSUs that are based on Relative TSR, the payouts will be based on the achievement percentages over the performance period relative to the companies in the Russell 3000 as set forth below (except that if the total shareholder return of the Company is negative over the performance period, the achievement percentage shall not exceed 100%).

Level of Achievement	Relative TSR Percentile Rank	Achievement Percentage

Below Threshold	Less than 25th percentile	0%

Threshold	At least the 25th percentile	50%

Target	At least the 50th percentile	100%

Maximum	At least the 75th percentile	150%

Health, Welfare, Retirement and Other Employee Benefits

We provide benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include 401(k) retirement, medical, pharmacy, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

Perquisites and Other Personal Benefits

We only provide perquisites and other personal benefits to our executive officers when we believe they are appropriate to assist an individual in the performance of duties and the achievement of business objectives, to make our executive officers more efficient and effective, and for recruitment and retention purposes. The Compensation Committee believes that the perquisites and personal benefits that we provide are a reasonable component of our overall executive compensation program and are consistent with market practices. We may provide other perquisites or other personal benefits in the future to achieve similar goals, subject to approval and periodic review by our Compensation Committee.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with Messrs. White, Palmer and Forrester, and Mr. Soloway and Ms. Robinson are party to offer letters with the Company. We have also entered into a transition agreement with Mr. Palmer in connection with his planned retirement in 2020. These agreements establish the terms and conditions governing their employment, including any termination thereof, and also include restrictive covenants. These arrangements are more fully described below under “—Employment Arrangements.”

The rights of Messrs. White and Palmer to receive severance are set forth in their respective employment agreements. Each of Mr. Soloway, Mr. Forrester and Mr. Robinson are entitled to certain benefits under our severance plan that we believe is in line with market practice. Consistent with the arrangements governing the severance for Messrs. White and Palmer, in the event Mr. Soloway’s, Mr. Forrester’s or Mr. Robinson’s employment is terminated by the Company without “cause”, he will receive a severance payment based on a multiple of base salary only (1.5x in the case of Mr. Forrester and 1.0x for Mr. Robinson and Mr. Soloway). The severance will be payable over 18 months, in the case of Mr. Forrester, and 12 months, in the case of Mr. Robinson and Mr. Soloway, and will be subject to the requirement that the individual execute a valid release and comply with any restrictive covenants to which they are subject.

Employment agreements and severance benefits assist us in the recruitment and retention of executive talent.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

The Compensation Committee

Timothy Dattels (Chair)
Lincoln Pan
Richard McGinn

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our Named Executive Officers for the fiscal years presented:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)		Total
Brett White, Executive Chairman and Chief Executive Officer	2019 2018 2017	$ $ $	950,000 950,000 950,000		— — —	$ $	6,150,409 45,131,905 —		— — —	$ $ $	2,152,503 3,066,600 1,400,000	$ $	— 91,455 145,285	$ $ $	9,252,912 49,239,960 2,495,285
Duncan Palmer, EVP, Chief Financial Officer	2019 2018 2017	$ $ $	600,000 600,000 600,000	$ $	— 1,450,000 1,000,000	$ $	2,600,279 999,998 —	$ $	— 1,717,800 745,400	$ $ $	968,747 919,980 420,000	$ $ $	7,000 6,750 6,750	$ $ $	4,176,026 5,694,528 2,772,150
John Forrester, (4) EVP, Global President	2019 2018	$ $	593,101 628,312	$	— 1,450,000	$ $	2,600,279 2,058,824	$	— 1,717,800	$ $	1,235,250 1,864,068	$ $	80,078 84,832	$ $	4,508,708 7,803,836
Nathaniel Robinson, Chief Investment Officer and EVP of Strategic Planning	2019		$389,151		—		$520,052		—		$413,200		$7,000		$1,329,402
Brett Soloway, EVP, General Counsel and Corporate Secretary	2019 2018 2017	$ $ $	495,479 470,137 437,500	$ $	— 300,000 80,500	$ $	832,089 437,500 —	$ $	— 250,955 268,187	$ $ $	387,375 364,159 174,375		— — —	$ $ $	1,714,943 1,822,751 960,562

(1)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during the years presented, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The “Stock Awards” column also includes the value of performance-vesting awards. With respect to the performance-vesting awards granted in 2019, the amounts represent the fair value of the performance-vesting award at the grant date assuming the target level of performance conditions are achieved. Assuming the maximum level of performance conditions are achieved, the fair value amounts for such awards would be $6,975,612, $3,150,415, $3,150,415, $630,075 and $1,008,131 for Mr. White, Mr. Palmer, Mr. Forrester, Mr. Robinson and Mr. Soloway, respectively. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 12 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2019.

(2)	The amounts represent cash bonus amounts earned pursuant to our Annual Incentive Plan for the applicable year.

(3)

The amounts in this column include the following categories of perquisites for 2019: for Mr. Palmer and Mr. Robinson, 401(k) contributions by the Company ($7,000 each); and for Mr. Forrester, $59,292 in cash in lieu of retirement benefits, $12,751 for car allowance, in addition to amounts for tax compliance services and certain core benefits including life assurance, private medical and income protection; The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to the indicated Named Executed Officer.

(4)	Salary, Non-Equity Incentive and All Other Compensation for Mr. Forrester have been converted from GBP at a rate of $1.2751/GBP.

2019 Grants of Plan-Based Awards Table

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted during 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. White		$—	$2,000,000	$4,000,000
	3/7/2019				42,017	84,033	126,050	252,101	$6,150,409
Mr. Palmer		$—	$900,000	$1,800,000
	3/7/2019				28,011	56,022	84,033	84,034	$2,600,279
Mr. Forrester		$—	$1,147,590	$2,295,180
	3/7/2019				28,011	56,022	84,033	84,034	$2,600,279
Mr. Robinson		$100,000	$400,000	$800,000
	3/7/2019				5,602	11,204	16,806	16,807	$520,052
Mr. Soloway		$93,750	$375,000	$750,000
	3/7/2019				8,964	17,927	26,891	26,891	$832,089

(1)	These values represent the threshold, target and maximum cash payouts under the Fiscal 2019 AIP.

(2)

These amounts represent the target and maximum number of shares underlying performance-based RSUs authorized by the Compensation Committee on March 7, 2019. The actual payout levels for these grants will be set by the Compensation Committee in 2022 following the end of the three-year performance period. The performance-based RSUs vest in one installment on the date the Compensation Committee certifies the performance conditions.

(3)

These amounts represent time-vesting RSUs which will vest and settle in four substantially equal installments on each of the first four anniversaries of the grant date, subject, with certain limited exceptions, to the executive’s continuing employment through each such vesting date.

(4)

The fair values for the time-vesting RSUs and the performance-vesting RSUs that are based on Margin Accretion represent the fair value of an ordinary share on the grant date, which is based on the closing price of our ordinary shares on the grant date ($17.85). The fair values of the performance-vesting RSUs that are based on Relative TSR was determined using a Monte Carlo simulation based on the assumptions set forth in Note 12 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2019.

2019 Outstanding Equity Awards at Year-End Table

The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Unit of Stock That Have Not Vested(1)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Mr. White	81,863	—				$10.00	5/8/2025
								1,030,967	(5)	$21,072,965	827,700	(10)	$16,918,188
Mr. Palmer	389,500			200,000	(4)	$10.00	5/8/2025
								125,631	(6)	$2,567,898	56,022	(11)	$1,145,090
Mr. Forrester	400,000			200,000	(4)	$10.00	5/8/2025
								182,073	(7)	$3,721,572	56,022	(11)	$1,145,090
Mr. Robinson	—
								41,317	(8)	$844,519	11,204	(11)	$229,010
Mr. Soloway	26,666			13,334	(4)	$10.00	5/8/2025
	18,000	2,000	(2)	10,000	(4)	$12.00	1/7/2026
	18,667	7,999	(3)	13,334	(4)	$17.00	3/31/2027
								47,724	(9)	$975,479	17,927	(11)	$366,428

(1)

The market value of unvested and unearned stock awards is calculated as of December 31, 2019, as the aggregate number of shares underlying the unvested time-vesting RSUs and the unvested performance-vesting RSUs (at target) multiplied by our year end closing stock price of $20.44.

(2)	Consists of time-vesting options which are scheduled to vest on November 1, 2020.

(3)	Consists of time-vesting options, 2,667 of which vested on March 10, 2020 and the remainder of which are scheduled to vest in equal installments on March 10, 2021 and March 10, 2022.

(4)

Consists of performance-vesting options that will vest upon the occurrence of a liquidity event or significant cash sale in the event the Principal Shareholders realize a multiple of money that is at least equal to 2.0 or if our average closing share price for a period of 90 days is at least $20.

(5)

Consists of time-vesting RSUs, 63,026 of which vested on March 7, 2020, 55,147 of which vested on March 15, 2020, 166,667 of which vested on March 16, 2020, and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
446,758	Two equal installments on May 8, 2020 and 2021
110,294	Two equal installments on March 15, 2021 and 2022
189,075	Three equal installments on March 7, 2021, 2022 and 2023

(6)	Consists of time-vesting RSUs, 21,009 of which vested on March 7, 2020, and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
41,597	Three equal installments on September 6, 2020, 2021 and 2022
63,025	Three equal installments on March 7, 2021, 2022 and 2023

(7)	Consists of time-vesting RSUs, 19,608 of which vested on January 1, 2020, 21,009 of which vested on March 7, 2020, and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
78,431	August 6, 2020
63,025	Three equal installments on March 7, 2021, 2022 and 2023

(8)	Consists of time-vesting RSUs, 4,202 of which vested on March 7, 2020, 4,902 of which vested on April 1, 2020, and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
19,608	August 6, 2020
12,605	Three equal installments on March 7, 2021, 2022 and 2023

(9)	Consists of time-vesting RSUs, 6,723 of which vested on March 7, 2020, 4,167 of which vested on March 8, 2020, and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
16,666	August 6, 2020
20,168	Three equal installments on March 7, 2021, 2022 and 2023

(10)

Consists of performance-vesting RSUs (at target) with the following performance-vesting criteria: (i) 111,690 of such performance-vesting RSUs vested on February 18, 2020 based on the achievement of performance requirements; (ii) 558,448 of such performance-vesting RSUs vest in 12.5% increments if our closing share price for a period of 90 days is at least $22.30, $25.10, $27.80, $30.60 and $33.40; (iii) 73,529 of such performance-vesting RSUs vest only upon the occurrence of a liquidity event in which the Principal Shareholders realize a net multiple of money of at least 2.0; and (iv) 84,033 of such performance-vesting represent 2019 performance-vesting RSUs and payouts will be based 50% on a target Adjusted EBITDA Margin Accretion, as measured on a cumulative basis over a measurement period commencing on January 1, 2019 and ending on December 31, 2021, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2019 and ending on February 2022. See “Components of Compensation – Long-Term Incentive Compensation-Performance-Vesting RSUs.”

(11)

Consists of 2019 performance-vesting RSUs (at target) and payouts will be based 50% on a target Adjusted EBITDA Margin Accretion, as measured on a cumulative basis over a measurement period commencing on January 1, 2019 and ending on December 31, 2021, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2019 and ending on February 2022. See “Components of Compensation – Long-Term Incentive Compensation-Performance-Vesting RSUs.”

2019 Options Exercised and Stock Vested Table

The following table sets forth, for each of the Named Executive Officers, the number of ordinary shares acquired upon the exercise of options and vesting of RSUs during 2019, and the aggregate value realized (before payment of any applicable withholding tax and broker commission) upon the exercise or vesting of such awards.

Name	Option Awards – Number of Shares Acquired on Exercise	Option Awards – Value Realized on Exercise	Stock Awards – Number of Shares Vested	Stock Awards – Value on Vesting
Mr. White	364,895	$2,749,163	752,193	$14,137,991
Mr. Palmer	10,500	$81,165	13,866	$247,504
Mr. Forrester	—	—	19,608	$283,726
Mr. Robinson	—	—	4,902	$88,334
Mr. Soloway	—	—	4,167	$74,501

2019 Nonqualified Deferred Compensation Table

In 2017, 2016 and 2015 the Company offered certain management employees two options to purchase or otherwise acquire shares. Management may purchase shares with cash, or they may elect to receive RSUs in lieu of all or a portion of their targeted cash bonus under the target annual incentive plan (“AIP”) (this second option is referred to herein as the “Prior DCP”). Participants choosing to receive RSUs under the Prior DCP were granted a fixed number of RSUs based upon the fair value of an equity share at the grant date. 50% of the RSUs vested on the annual incentive plan payment date in March of the following year, and the remaining 50% vested one year later. If an individual’s actual bonus did not meet the total level of RSUs elected, any shortfall of shares was forfeited. All outstanding RSUs under the Prior DCP were distributed in 2019.

In December 2018, the Company adopted a new executive deferred compensation plan (the “2019 DCP”), which became effective on January 1, 2019. The 2019 DCP allows highly compensated employees to defer a portion of their salary, bonus, commissions and/or equity-based compensation, enabling the employee to defer tax on compensation until payment is made. Deferred compensation is credited into an account denominated in ordinary shares of the Company in a number determined based on the fair market value of the Company’s ordinary shares on the date of the deposit. All payments are made in ordinary shares.

The following table sets forth Nonqualified Deferred Compensation Arrangements for our Named Executive Officers in 2019.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last FYE ($)(5)
Mr. White	—	—	—		—	—
Mr. Palmer	$2,600,279	—	$400,616	(2)	$789,300	$2,862,745
Mr. Forrester	—	—	$184,200	(3)	$1,052,400	—
Mr. Robinson	$520,052	—	$52,493	(2)	—	$572,545
Mr. Soloway	$832,089	—	$83,991	(2)	—	$916,080

(1)

Amounts reflect the fair market values on the grant date of RSUs deferred under the 2019 DCP. All amounts are also included in the compensation shown for the applicable officer in the Summary Compensation Table under the column “Stock Awards”.

(2)	Represents appreciation in the price of shares underlying deferred RSUs under the 2019 DCP.

(3)	Represents appreciation in the price of shares underlying deferred RSUs under the Prior DCP.

(4)	Represents the fair market value of RSUs on the date of distribution pursuant to the Prior DCP.

(5)	Represents the value of all deferred RSUs under the 2019 DCP using our year end closing stock price of $20.44.

Employment Arrangements

Each of the Named Executive Officers is party to certain agreements or arrangements governing their employment, as described below.

Mr. White

CW Facility Services Inc. (as successor in interest to DTZ US NewCo, Inc.) is party to an employment agreement with Mr. White, effective as of March 16, 2015, and as amended on November 19, 2018 (the “White Amendment”), with a term extending through December 30, 2021. The White Amendment was approved by the Board to provide for continued implementation of the Company’s strategy and better continuity of management. To the extent he meets certain continued service requirements, Mr. White will be entitled to a long-term incentive award in March of 2021 that is provided generally on the same vesting and other terms as would apply to similar annual long-term incentive grants made to other senior executives in that year.

Mr. White’s base salary may not be reduced below $950,000. Mr. White is eligible for a target annual bonus opportunity equal to $2,000,000, based on individual and/or company performance, as determined by the Board. Mr. White’s annual compensation was initially established in connection with Mr. White’s service as our Executive Chairman, and his employment agreement also provided for equity grants made in connection with the acquisition of DTZ and Cassidy Turley by our Principal Shareholders and consistent with that Executive Chairman role and his role in effectuating the transaction. In 2015, Mr. White took over as our CEO, and in connection with that transition as well as the acquisition of Cushman & Wakefield, Mr. White received an additional grant of RSUs. In 2017 and again in November 2018, his overall compensation was reviewed and amended to better reflect market practice and levels for his service as the CEO and as a result, by March 15, 2018, 2019, 2020 and 2021, Mr. White had received or is entitled to receive, as applicable, a grant of RSUs with respect to a number of shares of the Company having a value of at least $5,000,000 on the date of grant. Of these RSUs, other than those that will be granted in 2021 (which will vest on the terms described above), 75% will be subject to the provision of continued services or certain transition obligations in the event he resigns as CEO, and 25% will vest upon the occurrence of a sale of a significant portion of our ordinary shares held by our Principal Shareholders for cash at a multiple of money of 2.0x, subject to his remaining employed as of such date.

If Mr. White’s employment is terminated by us without cause or if he resigns for good reason (both as defined in the employment agreement), he is entitled to: (i) continued base salary for 24 months, (ii) continued participation in our medical, dental and health plans at his cost until the second anniversary of the termination of his employment and (iii) a pro-rated annual bonus for the year of termination based on actual performance, unless the termination occurs within 12 months prior to or 24 months following a change in control, in which case this pro rata bonus payment will be at least equal to his target annual bonus opportunity. In the event Mr. White’s employment terminates due to his death or disability, in addition to earned salary and benefits, he is entitled to his annual bonus for the year of termination based on actual performance.

Mr. White is subject to certain restrictive covenants, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (iii) non-disparagement, confidentiality and intellectual property obligations. If Mr. White resigns without good reason at the end of the term, he may continue to receive his then-current base salary and to participate in our medical, dental and health plans at his cost for up to 18 months, subject to his continued compliance with any other obligations he has to us, unless we notify him that we are waiving our rights to enforce the non-competition covenant.

Mr. Palmer

CW Facility Services Inc. (as successor in interest of DTZ US NewCo, Inc.) is party to an employment agreement with Mr. Palmer, effective as of March 16, 2015, which had an initial term of three years and is subject to automatic one-year extensions thereafter. On February 27, 2020, we entered into a transition agreement with Mr. Palmer (the “Transition Agreement”) in connection with Mr. Palmer’s planned retirement in 2020. The Transition Agreement provides that Mr. Palmer’s original employment agreement will remain in effect until his separation from the Company, which will occur no later than December 31, 2020. Mr. Palmer’s original employment agreement provides that his salary may not be reduced below $600,000. Following his separation, Mr. Palmer will serve as a consultant to the Company for a period of 12 months (or such lesser period as the Board of Directors may determine) and will be entitled to monthly payments in an amount equal to his base salary at the time of retirement. The Transition Agreement also provides that Mr. Palmer will be entitled to a prorated performance bonus for 2020. In lieu of the grant of any equity awards in 2020, Mr. Palmer will be entitled to receive a cash payment on March 15, 2021 equal to $708,333, prorated according to his 2020 service prior to retirement.

With respect to outstanding equity awards, the Transition Agreement contemplates that (i) all performance-based RSUs outstanding as of the separation date will remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period; (ii) all time-based RSUs granted in 2018, will fully vest on the separation date; (iii) all time-based RSUs granted in 2019 will be converted into restricted stock and will continue to vest as set forth in the applicable award agreement; (iv) all time-based stock options granted prior to the Company’s initial public offering, which are now fully vested, will be exercisable for a period of 30 days from the separation date; and (v) all performance-based stock options granted prior to the Company’s initial public offering, will remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period.

The Transition Agreement provides that if Mr. Palmer’s employment is terminated by us without cause or if he resigns for good reason (both as defined in the employment agreement) prior to his separation, he will become entitled to the benefits described above as though the separation had occurred on August 15, 2020 (or the actual date of separation, if later), except that Mr. Palmer will not serve as a consultant in the case of such termination or resignation.

Mr. Palmer is subject to certain restrictive covenants set forth in his employment agreement, the Transition Agreement and the agreements governing his equity awards, including prohibitions on (i) competing with us during his employment with us and for a period of 36 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 36 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Mr. Forrester

The terms of Mr. Forrester’s employment are governed by an employment agreement with Cushman & Wakefield Debenham Tie Leung Limited. Under the employment agreement, Mr. Forrester is entitled to an annual base salary, which is subject to annual review, and to participate in the employer’s benefits scheme.

Under our current severance policy, upon termination (other than for cause), Mr. Forrester is entitled to severance consisting of 18 months’ base salary continuation plus a pro-rated bonus based on actual performance for the year in which he was terminated.

Mr. Forrester is subject to certain restrictive covenants set forth in his employment agreement and the agreements governing his equity awards, including prohibitions on (i) competing with us during his employment with us and for a period of 12 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 12 months thereafter and (iii) non-disparagement, confidentiality and intellectual property obligations.

Offer Letters

Messrs. Robinson and Soloway are both “at will” employees, although the general terms of their employment were initially set out in offer letters between themselves and the Company. Their current salaries, target bonuses and severance policies are determined by the Compensation Committee. See “—Summary Compensation Table” and “—Potential Payments Upon Termination or Change in Control.” In addition, Messrs. Robinson and Soloway are both subject to customary restrictive covenants set forth in the agreements governing their Company equity awards.

Management Stockholders’ Agreement

As previously disclosed, we have made pre-IPO equity grants under the DTZ Jersey Holdings Limited Management Equity Incentive Plan (the “MEIP”), which was adopted by our corporate predecessor in May 2015, and pursuant to RSU agreements. We and the Principal Shareholders have entered into a management stockholders’ agreement with each of our executive officers that remains in effect until December 31, 2021 and which governs all pre-IPO equity held by our executive officers, whether acquired pursuant to the exercise of options granted under the MEIP, the settlement of RSUs or purchases. The equity is held pursuant to a nominee arrangement and is generally nontransferable, except that a participant may transfer their rights for estate planning purposes or otherwise as permitted by us. In no event will a transfer be permitted to a competitor. The management stockholders’ agreement provides for drag-along, tag-along and post-termination repurchase and recapture rights, lock-up and other restrictions.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers are eligible to receive certain severance payments and benefits under their employment and equity grant agreements or our Severance Plan in connection with a termination of employment under various circumstances and/or a change in control.

The table below provides an estimate of the value of such payments and benefits assuming that a qualifying termination of employment and, as applicable, a change in control, occurred on December 31, 2019, and assuming a share price of $20.44 per share, the closing price of the ordinary shares on such date. The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future will depend on factors such as the date of termination, the manner of termination and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Triggering Event(1)	Mr. White(2)(7)	Mr. Palmer(3)	Mr. Forrester(4)	Mr. Robinson(5)	Mr. Soloway(6)
Termination without Cause or for Good Reason Not in Connection With Change in Control
Base Salary	$1,900,000	$900,000	$889,652	$400,000	$500,000
Annual Bonus	$2,152,503	$968,747	$1,235,250	$413,200	$387,375
Accelerated Vesting of Stock Options	—	$—	—	—	—
Accelerated Vesting of Restricted Share Unit Awards	$13,586,880	$850,248	—	—	—
Health and Welfare Benefits	$33,030	$13,457	4,759	—	$13,712
TOTAL	$17,672,413	$2,732,452	$2,129,661	$813,200	$901,087
Termination without Cause or for Good Reason in Connection With Change in Control
Base Salary	$1,900,000	$900,000	$889,652	$400,000	$500,000
Annual Bonus	$2,152,503	$968,747	$1,235,250	$413,200	$387,375
Accelerated Vesting of Stock Options	—	$2,088,000	$2,088,000	$—	$313,872
Accelerated Vesting of Restricted Share Unit Awards	$34,584,490	$3,712,992	$4,866,666	$1,073,525	$1,341,913
Health and Welfare Benefits	$33,030	$13,457	$4,759	—	$13,712
TOTAL	$38,670,023	$7,683,197	$9,084,327	$1,886,725	$2,556,872
Death or Disability
Base Salary	—	—	—	—	—
Annual Bonus	$2,152,503	$968,747	$1,235,250	$413,200	$387,375
Accelerated Vesting of Restricted Share Unit Awards	$6,870,579	$3,712,992	$2,862,745	$572,545	$916,080
TOTAL	$9,023,082	$4,681,739	$4,097,995	$985,745	$1,303,455

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the Named Executive Officers had their employment been terminated on December 31, 2019 for each of the following reasons: a termination of employment without “cause” or a termination of employment by a Named Executive Officer for “good reason” (including following a change in control of DTZ Jersey Holdings Limited) or the individual’s death or disability.

(2)

In the event of his death or disability, Mr. White is eligible to receive a pro rata portion of his target annual cash bonus opportunity for the year of his death or disability, based on our actual performance for the year.

(3)

Includes the vesting of 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. In the event of his death or disability, Mr. Palmer is eligible to receive a pro rata portion of his target annual cash bonus opportunity for the year of his death or disability, based on our actual performance for the year.

(4)

Includes (i) 198,880 unvested RSUs subject to vesting in the event of a qualifying termination following a change of control and (ii) the vesting of 39,216 RSUs and 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. Base salary and health and welfare amounts are converted from GBP to USD at a rate of $1.2751/GBP.

(5)

Includes (i) 42,717 unvested RSUs which vest in the event of a qualifying termination following a change of control and (ii) the vesting of 9,804 RSUs which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards.

(6)

Includes (i) 57,318 unvested RSUs subject to vesting in the event of a qualifying termination following a change in control and (ii) the vesting of 8,333 RSUs and 36,668 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. Pursuant to the MEIP, 100% of unvested options subject to time-based vesting conditions shall vest upon a termination without cause or for good reason within the two-year period following a change in control.

(7)

No termination of Mr. White’s employment is required for these awards to vest, subject to any applicable performance criteria, in the event of a liquidity event. These calculations assume that the change in control constitutes a liquidity event. In the absence of a liquidity event, only 336,134 time-based and performance-based RSUs would vest upon a change in control. Additionally, 664,720 time-based RSUs vest in conjunction with a “Qualifying Resignation.”

Director Compensation Program

Directors who are also employees of the Company or any Principal Shareholder do not receive any compensation for their services as directors.

Prior to October 1, 2019, each director who is not an employee of the Company or any Principal Shareholder (a “Non-Employee Director”) was entitled to receive annual cash retainers for Board and committee service in 2019 as set forth in the following table:

Type of Compensation	Base Retainer (pre-October 1, 2019)	Additional Retainer Payable to Committee Chair (pre-October 1, 2019)
Annual board member retainer	$75,000	n/a
Audit Committee member	$10,000	$15,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Based on the results of a market study regarding director compensation, effective October 1, 2019, the annual cash retainer for Board service was increased to $90,000 and the annual cash additional retainer for chairing the Audit Committee was increased to $20,000. Thus, effective October 1, 2019, each Non-Employee Director is entitled to receive annual cash retainers for Board and committee service as set forth in the following table.

Type of Compensation	Base Retainer (effective October 1, 2019)	Additional Retainer For Committee Chair (effective October 1, 2019)
Annual board member retainer	$90,000	n/a
Audit Committee member	$10,000	$20,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Directors do not earn fees for each meeting attended; however, they are reimbursed for their travel expenses.

In addition, each Non-Employee Director is eligible to receive an annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of first anniversary of the date of grant or the annual shareholder meeting. The amount of the RSU award was increased from $145,000 to $170,000 effective October 1, 2019 based on the market study regarding director compensation noted above. All awards granted in 2019 were granted under our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

The table below summarizes the compensation of each director (other than Mr. White) in 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jonathan Coslet	—	—	—
Timothy Dattels	—	—	—
Qi Chen	—	—	—
Lincoln Pan	—	—	—
Rajeev Ruparelia	—	—	—
Billie Williamson	$105,000	$170,000	$275,000
Jodie McLean	$88,750	$170,000	$258,750
Michelle MacKay	$86,944	$170,000	$256,944
Richard McGinn	$52,088	$170,000	$222,088

(1)

The column titled “Stock Awards” reports the fair value of the RSU awards to the Non-Employee Directors at their grant dates in 2019 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

CEO Pay Ratio

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). The Company’s PEO is our CEO. The Company is presenting the required disclosure as follows:

We had approximately 45,950 full-time, part-time and seasonal employees as of December 31, 2019. For purposes of this disclosure, we excluded the population of the workforce that are not considered employees of the Company under applicable local regulations. Under the de minimis exemption of the SEC rule, we excluded approximately 5% of our international population by excluding employee populations in the following jurisdictions: Brazil (1,565), Colombia (49), Malaysia (28), Mexico (320), Philippines (142), Thailand (158), and Turkey (37). As of December 31, 2019, approximately 19,651 of our employees were located outside of the United States.

We identified our median as of December 31, 2019 utilizing base pay earnings for the previous 12-month period for the population of employees described above. We employed statistical sampling to identify a group of employees within 2.5% of the median, then selected the median employee from this group. Our median employee is a full-time employee located in the United States. We determined this person’s total compensation, calculated in accordance with Item 402(c) of Regulation S-K, was $54,107, which includes base, bonus and company 401(k) match. Based upon this methodology and the CEO’s total compensation of $9,252,912, as set forth in the Summary Compensation Table, we estimate the ratio of our CEO pay to the median worker’s pay is 171:1.

The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

DIRECTORS AND EXECUTIVE OFFICERS

We have provided below summary biographies of our directors (other than our director nominees whose biographies appear under Proposal 1) and executive officers.

Directors

Qi Chen

Age: 43

Class I Director

Ms. Chen was appointed to the board of directors of Cushman & Wakefield in 2014. Ms. Chen is a Partner at PAG Asia Capital (“PAG”) where she focuses on investments in financial services and cross-border transactions. Prior to joining PAG in 2011, she worked at TPG Capital from 2006 to 2011. She also worked in Morgan Stanley’s investment banking division and Boston Consulting Group previously. She holds a B.A. from Peking University and an M.B.A. from the Kellogg School of Management, Northwestern University.

Qualifications, Attributes and Skills: Extensive management and board of director experience; expertise in cross-market and global operations; broad market expertise and understanding of the markets.

Jonathan Coslet

Age: 55

Class I Director

Mr. Coslet was appointed to the board of directors of Cushman & Wakefield in 2018. Mr. Coslet is a Senior Partner of TPG Global LLC (“TPG”). Mr. Coslet is also a member of the firm’s Investment Committee and Management Committee. Prior to joining TPG, he worked at Donaldson, Lufkin & Jenrette, and before that, at Drexel Burnham Lambert, where he started his career. Mr. Coslet previously served on the board of directors of Biomet, Inc., IASIS Healthcare LLC, Quintiles IMS Holdings, Inc., Quintiles Transnational Holdings Inc., PETCO Animal Supplies, Inc. and Neiman Marcus Group, Inc. He currently serves on the boards of Life Time Fitness, Inc., IQVIA Holdings Inc., and on the Stanford Medical Advisory Council and the Stanford Institute for Economic Policy Research Advisory Board, and he serves as a Trustee for Menlo School. Mr. Coslet holds a B.S. in economics and finance from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School.

Qualifications, Attributes and Skills: More than 25 years of experience in advising and growing companies; extensive management and board of director experience; and finance background.

Timothy Dattels

Age: 62

Class III Director

Mr. Dattels was appointed to the board of directors of Cushman & Wakefield in 2018. Mr. Dattels is Co-Managing Partner of TPG Capital Asia. Prior to joining TPG in 2004, he served as a Partner and Managing Director of Goldman, Sachs & Co. Mr. Dattels serves or has served on the board of directors of BlackBerry Ltd., Parkway Holdings Ltd., Primedia, Inc., Shangri-La Asia Ltd. and Sing Tao News Corporation Ltd. and serves as a trustee of Jackson Laboratory and Vice Chairman of SFJazz. He holds a B.A. in business administration from the University of Western Ontario and an M.B.A. from Harvard Business School.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Dattels brings significant management and global operational expertise to the Board.

Lincoln Pan

Age: 43

Class III Director

Mr. Pan was appointed to the board of directors of Cushman & Wakefield in 2017. Mr. Pan is a Partner at PAG. Prior to joining PAG, he was a Regional CEO for Willis Towers Watson. Mr. Pan has also previously worked at Advantage Partners, GE Capital and McKinsey & Company. He holds a B.A. in history and english from Williams College and a J.D. from Harvard Law School.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Pan brings extensive experience driving business development and expansion to the Board.

Rajeev Ruparelia

Age: 44

Class III Director

Mr. Ruparelia was appointed to the board of directors of Cushman & Wakefield in 2014. Mr. Ruparelia has served as a Managing Director at OTPP since April 2019. From 2008 to April 2019, he served as a Director at OTPP. Prior to joining OTPP in 2008, he worked in investment banking at Credit Suisse Group (New York), in investments at Cadillac Fairview (OTPP’s wholly owned real estate subsidiary) and in the corporate finance group at Deloitte & Touche LLP. Mr. Ruparelia is also an observer on the board of Coway Co., Ltd. He holds a B.A. in economics from Wilfrid Laurier University and an M.B.A. from the Rotman School of Management at the University of Toronto.

Specific Qualifications, Attributes and Skills: The Board believes that Mr. Ruparelia brings significant experience in the management of complex organizations and skills in strategic planning to the Board.

Executive Officers

Duncan J. Palmer

Age: 54

Executive Vice President and Chief Financial Officer

Mr. Palmer is our Executive Vice President and Chief Financial Officer and has served in such capacity since 2014. Prior to joining Cushman & Wakefield, from 2012 until 2014, Mr. Palmer served as Group Finance Director of RELX Group plc, a leading provider of professional information solutions to the science, medical, legal, risk management and business-to-business sectors and its parent companies. From 2007 to 2012, Mr. Palmer was the Senior Vice President, Chief Financial Officer of Owens Corning, Inc., which markets building materials and composite systems. Mr. Palmer previously spent 20 years with Royal Dutch/Shell Group, where he held positions of increasing responsibility in the U.K., the Netherlands and the U.S., including Vice President, Upstream Commercial Finance, for Shell International Exploration and Production BV and Vice President, Finance, Global Lubricants, for the Royal Dutch Shell Group of Companies. Mr. Palmer has served on the board of directors of Oshkosh Corporation since 2011. He holds an M.A. from Cambridge University and an M.B.A. from the Stanford Graduate School of Business. He is a Fellow of the (U.K.) Chartered Institute of Management Accountants.

John Forrester

Age: 57

Executive Vice President and Global President

Mr. Forrester is our Executive Vice President and Global President and has served in such capacity since December 2017. Prior to his current role, Mr. Forrester was Chief Executive, EMEA at Cushman & Wakefield, a role he previously held at DTZ Group, our predecessor firm. Mr. Forrester was also previously Group Chief Executive of DTZ Holdings plc. He joined DTZ Group in September 1988. Mr. Forrester is a member of the Board of Management and Management Executive for the British Council for Offices and has previously served as its President. He is a trustee of the Geffrye Museum. Mr. Forrester holds a B.S. in Urban Estate Surveying and is a Fellow of the Royal Institution of Chartered Surveyors.

Michelle MacKay

Age: 53

Chief Operating Officer

Ms. MacKay is our Chief Operating Officer and has served in such capacity since March 2020. Prior to her current role, Ms. MacKay served as a member of our Board since 2018. Prior to joining our Board, Ms. MacKay was most recently a Senior Advisor to iStar from 2017 to 2018, and previously served as iStar’s Executive Vice President of Investments from 2003 to 2017. Prior to iStar, she served as an Executive Director and as a senior member of the Commercial Real Estate Investment Committee at UBS. Ms. MacKay also serves or has served on the boards of directors of Americold Realty Trust and WCI Communities, Inc. She holds a B.A. from the University of Connecticut and an M.B.A. from the University of Hartford.

Brett Soloway

Age: 51

Executive Vice President, General Counsel and Corporate Secretary

Mr. Soloway is Executive Vice President, General Counsel and Corporate Secretary and has served in such capacity since 2014. Prior to joining Cushman & Wakefield, Mr. Soloway led a team for The Home Depot, Inc. that was responsible for all legal matters relating to new store and distribution center development, operations and property management activities in the U.S., Canada, Mexico, China and India. Earlier in his career, Mr. Soloway served as Vice President and General Counsel for Red Seal Development, Inc., and practiced law at Kirkland & Ellis and Rudnick & Wolfe. He received a B.A. in political science from the University of Michigan and a J.D. from the University of Illinois.

Nathaniel Robinson

Age: 45

Chief Investment Officer and Executive Vice President of Strategic Planning

Mr. Robinson is our Chief Investment Officer and Executive Vice President of Strategic Planning and has served in such capacity since 2018. Prior to his current role, Mr. Robinson was our SVP, Corporate Development since joining the Company in 2016. Prior to joining Cushman & Wakefield, Mr. Robinson was an Investment Partner at Virgo Capital where he focused on making new platform investments and developing strategic initiatives for the firm’s portfolio companies. Mr. Robinson also previously worked in Morgan Stanley’s Global Technology Group and is a co-founder and former chairman of PhillyCarShare, which was acquired by Enterprise Holdings in 2011. He holds a B.S. in finance and accounting from Drexel University, an M.P.P. from Harvard University and an M.B.A. from Dartmouth College.

Michelle Hay

Age: 51

Chief Human Resources Officer

Ms. Hay is our Chief Human Resources Officer and has served in such capacity since 2017. Prior to joining Cushman & Wakefield, Ms. Hay served as Head of HR for the Americas at A.T. Kearney. She also previously served as Global Chief Human Resources Officer at Heitman LLC, and previously held HR consulting positions with Deloitte & Touche LLP, Ernst & Young LLP, Cap Gemini and Capital H Group. She holds a B.S. in psychology from the University of Houston and an M.B.A. from the University of Illinois at Urbana-Champaign.

Len Texter

Age: 48

Global Controller, Head of Investor Relations, Chief Accounting Officer

Mr. Texter is our Global Controller (since joining the Company in 2019), Head of Investor Relations (since November 2019) and Chief Accounting Officer (since February 2020). Prior to joining Cushman & Wakefield, Mr. Texter spent eleven years at General Cable Corporation, a global manufacturing leader in developing, designing & distributing wire & cable products. From 2015 to 2018, Mr. Texter served as Senior Vice President Finance – Global Controller, FP&A and Investor Relations. He was appointed Principal Accounting Officer in 2016. From 2007 to 2015, Mr. Texter held positions of increasing responsibility at General Cable, including Vice President Finance – Investor Relations & Global Analytics and Finance Director – Investor Relations and Mergers & Acquisitions. Mr. Texter began his career in accounting and finance with Deloitte & Touche in 2002 in the audit and M&A practices. He holds an MBA from Xavier University and BS from University of Dayton. He is a Certified Public Accountant (Inactive).

PROPOSAL 6 ADVISORY VOTE ON DIRECTOR COMPENSATION REPORT

In accordance with the UK Companies Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the director compensation report included as Annex A to this Proxy Statement. This proposal is similar to Proposal 5 regarding the compensation of our Named Executive Officers. However, the director compensation report is concerned solely with the compensation of our executive and non-executive directors and is required under the UK Companies Act. We encourage shareholders to read the director compensation report included as Annex A to this proxy statement. The Board and the Compensation Committee believe that the policies and procedures articulated in the director compensation report are effective in achieving our compensation objectives, and serve to attract and retain high-quality directors.

This vote is advisory only, pursuant to the UK Companies Act, and the director entitlement to receive compensation is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. The resolution and vote are a means of providing shareholder feedback to the Board. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of our executive director and non-executive director compensation programs.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to approve our 2019 Director Compensation Report.

SECURITY OWNERSHIP

The following table below sets forth information as of the close of business on April 23, 2020 regarding the beneficial ownership of our ordinary shares by: (i) each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares; (ii) each of our current directors and each nominee for director to our Board; (iii) each of our executive officers; and (iv) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. All percentages in the table below are based on 220,294,905 shares of ordinary shares outstanding as of April 23, 2020.

Unless otherwise noted, the address of each beneficial owner is c/o Cushman & Wakefield, 225 West Wacker Drive, Chicago, Illinois 60606.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
TPG Funds(1)	47,709,929	21.7%
Funds affiliated with PAG Asia Capital(2)	47,134,892	21.4%
Ontario Teachers’ Pension Plan Board(3)	14,634,825	6.6%
FMR LLC(4)	18,591,789	8.4%
The Vanguard Group(5)	13,817,136	6.3%
JPMorgan Chase & Co(6)	12,743,407	5.8%
Named Executive Officers and Directors:
Brett White(7)	1,249,462	*
Duncan Palmer(8)	467,331	*
Brett Soloway(9)	138,615	*
John Forrester(10)	523,718	*
Nathaniel Robinson	41,981	*
Jonathan Coslet	—	—
Timothy Dattels	—	—
Qi Chen	—	—
Lincoln Pan	—	—
Richard McGinn(11)	9,780	—
Jodie McLean(11)	14,983	*
Rajeev Ruparelia	—	—
Billie Williamson(11)	17,152	*
All Executive Officers and Directors as a group (16 Persons)(12)	2,497,041	1.1%

*	Represents beneficial ownership of less than 1%.

(1)

The TPG Funds (as defined below) hold an aggregate of 47,709,929 ordinary shares (the “TPG Shares”), of which 32,357,616 are held by TPG Drone Investment, L.P., a Cayman limited partnership, and 14,082,767 are held by TPG Drone Co-Invest, L.P., a Cayman limited partnership (together, the “TPG Funds”). The general partner of each of the TPG Funds is TPG Asia Advisors VI, Inc., a Delaware corporation (“TPG Asia Advisors VI”). David Bonderman and James G. Coulter are sole shareholders of TPG Asia Advisors VI and may therefore be deemed to be the beneficial owners of the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of TPG Asia Advisors VI and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)

Consists of ordinary shares (the “PAG Asia Capital Shares”) held by PAGAC Drone Holding I LP, a Cayman limited partnership (“PAGAC Drone LP”). The general partner of PAGAC Drone LP is PAGAC Drone Holding GP I Limited, a Cayman exempted limited company. As directors of PAGAC Drone Holding GP I Limited, Messrs. Jon Robert Lewis, David Jaemin Kim, Noel Patrick Walsh and Oliver Morris have been delegated, in accordance with certain proxy voting guidelines, the authority to implement voting decisions and the authority to implement disposition decisions with respect to shares indirectly held by PAGAC Drone Holding GP I Limited, including the Company’s 47,134,892 ordinary shares. Each of Messrs. Lewis, Kim, Walsh and Morris expressly disclaims beneficial ownership of such shares. The correspondence address of PAGAC Drone Holding GP I Limited is 32/F, AIA Central, 1 Connaught Road Central, Hong Kong.

(3)

Consists of ordinary shares held by OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Messrs. Rajeev Ruparelia and Wei Beng Chan and Ms. Sarah Jane Rowe authority to implement disposition decisions with respect to shares held by OTPP; however, approval of such decisions is made by senior personnel within the private capital group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Ruparelia and Chan and Ms. Rowe expressly disclaims beneficial ownership of such shares. The address of OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	Represents shares beneficially owned by FMR LLC, 245 Summer Street, Boston MA 02210. The foregoing information is based solely on a Schedule 13G filed by FMR LLC with the SEC on February 7, 2020.

(5)

Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2020.

(6)

Represents shares beneficially owned by JPMorgan Chase & Co., 383 Madison Avenue, New York, NY 10179. The foregoing information is based solely on a Schedule 13G filed by JPMorgan Chase & Co. with the SEC on January 22, 2020.

(7)	Includes 64,108 ordinary shares to be issued upon exercise of fully-vested options and 223,379 restricted stock units that vest within 60 days of April 23, 2020.

(8)

Includes 389,500 ordinary shares to be issued upon exercise of fully-vested options. The shares and options are held of record by the Duncan Palmer Revocable Trust U/A/D 10/16/17 of which Mr. Palmer is the trustee.

(9)	Includes 66,000 ordinary shares to be issued upon exercise of fully-vested options.

(10)	Includes 400,000 ordinary shares to be issued upon exercise of fully-vested options.

(11)	Includes 9,780 restricted stock units that vest within 60 days of April 23, 2020.

(12	Includes an aggregate 939,216 ordinary shares to be issued upon exercise of fully-vested options and 223,379 restricted stock units that vest or settle within 60 days of April 23, 2020.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, board members or 5% or greater shareholders and their affiliates since January 1, 2019. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

Pursuant to our written related party transaction policy, our Audit Committee is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of our Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Shareholders’ Agreement; Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into the Shareholders’ Agreement. See “Corporate Governance – Board Composition.”

In connection with the closing of our initial public offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Principal Shareholders and Vanke Service (HongKong) Co., Limited (萬科物業服務(香港)有限公司 ), a Hong Kong limited company (“Vanke Service”). The Registration Rights Agreement provides the Principal Shareholders with demand rights and the Principal Shareholders and Vanke Service with shelf registration rights. In addition, the Registration Rights Agreement provides the Principal Shareholders and Vanke Service with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by the Company. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of ordinary shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration and to indemnify the Principal Shareholders and Vanke Service against certain liabilities that may arise under the Securities Act.

March 2019 Public Offering of Ordinary Shares

On March 22, 2019, the Company closed an underwritten secondary offering of 16,500,000 ordinary shares by certain shareholders, including TPG and OTPP, at a price to the public of $17.75 per share. In accordance with the Registration Rights Agreement, the Company paid expenses related to this offering in an estimated amount of $1,075,000, exclusive of the underwriting discounts and commissions.

November 2019 Public Offering of Ordinary Shares

On November 14, 2019, the Company closed an underwritten secondary offering of 10,000,000 ordinary shares by certain shareholders, including affiliates of each of the Principal Shareholders, at a price to the public of $18.35 per share. In accordance with the Registration Rights Agreement, the Company paid expenses related to this offering in an estimated amount of $880,000, exclusive of the underwriting discounts and commissions.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Shareholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

Deeds of Indemnification and Appointment Letters

We have entered into our standard form of deed of indemnity for directors with all of our directors. Pursuant to this agreement, we agree to indemnify each director to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director, and to advance expenses incurred as a result of any proceeding against him or her as to which he or she could be indemnified. This agreement does not indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for his or her benefit for so long as any claims may lawfully be brought against him or her.

In connection the director’s appointment to our Board, we also entered into our standard form of letter of appointment for non-employee directors with each director. This letter sets forth the main terms on which he or she serves on our Board. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the Nominating and Corporate Governance Committee and approval of the Board, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Why did I receive these proxy materials?

We have delivered printed versions of the notice of Annual Meeting in this proxy statement, proxy cards, the Cushman & Wakefield 2019 Annual Report, and our UK Annual Report and Statutory Accounts for the year ended December 31, 2019 (the “proxy materials”) to our shareholders of record and beneficial holders of our shares as of the record date, in connection with the solicitation of proxies for use at the Annual Meeting, or at any adjournment or postponement thereof.

In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of the proxy materials so that our shareholders of record can, as needed, supply these materials to the beneficial owners of shares as of the record date.

Copies of the proxy materials have also been supplied, at our expense, to Computershare Trust Company, N.A. (the “Depositary”) for ordinary shares that could not be deposited with The Depository Trust Company (“DTC”) at the closing of the Company’s initial public offering and have not been subsequently transferred. The Depositary will, as needed, supply these materials to the beneficial owners of the depositary receipts as of the record date. Each depositary receipt represents one ordinary share in our Company. The use of the Depositary allows for the ordinary shares to be held in the Depositary initially and subsequently transferred into DTC without the application of U.K. stamp duty or stamp duty reserve tax (“SDRT”), provided certain conditions are met.

Will any other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with the UK Companies Act, other applicable law or our articles of association, properly presented for consideration at the Annual Meeting, such matters will, subject to the UK Companies Act, articles of association and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

What is the difference between holding ordinary shares as a shareholder of record, as a beneficial owner and holder of depositary receipts?

If a shareholder is registered on the register of members of the Company in respect of ordinary shares, they are considered, with respect to those ordinary shares, the shareholder of record. As of April 23, 2020, being the latest practicable date prior to publication of this proxy statement, our shareholders of record were Cede & Co., the nominee for DTC, and GTU Ops Inc., the nominee for Computershare Trust Company N.A., as depositary, for ordinary shares that could not be deposited with DTC as of the closing of the Company’s initial public offering.

If your ordinary shares are held for you in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee through whom you hold the ordinary shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ordinary shares by following the instructions for voting on the proxy card.

If you hold depositary receipts through the Depositary, these proxy materials are being made available or forwarded to you by the Depositary. Because each depositary receipt represents one ordinary share in our Company, you have the right to direct the Depositary on how to vote your depositary receipts by following the instructions for voting on your proxy card.

In order to become a shareholder of record of ordinary shares, a beneficial owner whose ordinary shares are deposited with DTC or are deposited with the Depositary, would need to take steps to withdraw the relevant ordinary shares from the DTC system or the Depositary’s custody, as applicable. Beneficial owners are reminded that any transfer of the ordinary shares out of the DTC system or the Depositary, as applicable, will generally be subject to UK stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the ordinary shares (i.e., any third party into whose name the ordinary shares are transferred). However, where no consideration is given for the transfer of the ordinary shares out of the DTC system or the Depositary, as applicable (i.e., where beneficial ownership of the ordinary shares is not changing and there is no third-party paying consideration for the ordinary shares), no charge to UK stamp duty or SDRT should arise. In addition, if such ordinary shares are subsequently redeposited into the DTC system, the redeposit will attract UK stamp duty or SDRT at a higher 1.5% rate. Beneficial owners are, therefore, strongly discouraged from withdrawing their ordinary shares from the DTC system or the Depositary, as applicable.

What is “householding” and how does it affect me?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may write to Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is entitled to vote at the Annual Meeting?

Shareholders of record and beneficial holders as of the record date are entitled to vote at the Annual Meeting. Please note the following special cases:

Beneficial owners of ordinary shares as of the record date have the right to direct their broker or other agent on how to vote the ordinary shares in their account. As beneficial owners are not shareholders of record of the relevant ordinary shares, they may not vote their ordinary shares at the Annual Meeting unless they request and obtain a legal proxy from their broker or agent. Due to the COVID-19 Pandemic, shareholders (including beneficial owners) are strongly discouraged from attending the Annual Meeting in person, and shareholders are cautioned that such attendance may not be safe or lawful. Instead, beneficial owners are encouraged to direct their broker or other agent on how to vote the ordinary shares in their account.

Holders of depositary receipts as of the record date may instruct the Depositary as to how to exercise the votes attaching to the ordinary shares underlying such depositary receipts by completing the proxy card and following the instructions furnished by the Depositary. After the Depositary has received instructions on how to vote on the proposals from the holders of depositary receipts, it will complete an omnibus proxy card reflecting such instructions and send it to the transfer agent.

What are the total voting rights in the Company?

As of April 23, 2020, being the last practicable date prior to the publication of this proxy statement, there were 220,294,905 ordinary shares in issue and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record who is entitled to attend and vote at the Annual Meeting, you may vote your ordinary shares in person at the Annual Meeting or appoint another person or persons as your proxy to exercise any or all of your rights to attend and to speak and vote at the Annual Meeting. Due to the COVID-19 Pandemic, shareholders are strongly discouraged from attending the Annual Meeting in person, and shareholders are cautioned that such attendance may not be safe or lawful. If you intend to vote in person, you must present government-issued identification. You may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). Such proxy need not be a shareholder of record, but must attend the Annual Meeting to represent you and must vote as you instruct for your vote to be counted.

You may appoint a proxy to vote on your behalf using one of the following methods:

•	by returning the proxy card, or other instrument appointing a proxy, completed in accordance with the instructions therein and signed to the address provided with the proxy card mailing.

•	by submission via the internet by going to www.investorvote.com/CWK and following the instructions provided;

•	by telephone, using the number shown on the notice or proxy card; or

•	during the Annual Meeting, you may submit a ballot.

To be effective, the proxy appointment must be received by 11:59 p.m. (Eastern Time) on June 9, 2020.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which the names of the holders stand in the register of members.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy appointment will automatically be terminated.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card or through the internet or by telephone, and your proxy appointment is not subsequently revoked, your ordinary shares will be voted in accordance with your instructions.

If you are a shareholder of record and you execute and return a proxy card, but do not give instructions, your proxy will be voted FOR each of the proposals.

If you have not received a proxy card and believe that you should have one, please contact your broker, bank or other nominee for more information if you are a beneficial holder of ordinary shares deposited in DTC.

How do I vote if I am a beneficial owner?

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee.

How do I vote if I am a holder of depositary receipts?

If you are a holder of depositary receipts, you should follow the instructions on the form of proxy card furnished to you by the Depositary. After the Depositary has received instructions as to how to vote on the resolutions from the depositary receipt holders, it will then complete an omnibus proxy card reflecting such instructions.

How is a quorum determined?

The presence of the holders of record of shares in the Company who together represent at least the majority of the voting rights of all the shareholders of record entitled to vote, present in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Due to the COVID-19 Pandemic, we expect that virtually all shareholders will be represented by proxy. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Each proposal scheduled to be voted on at the Annual Meeting will be proposed as an ordinary resolution and requires the affirmative vote of a simple majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are not considered “votes cast” and do not have any effect on the outcome of the vote. It is important to note that votes on Proposals 5, 6 and 7 are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board intends to review and consider the voting results on such resolutions.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2-6.

What are “routine” and “non-routine” matters and what are “broker non-votes?

Under the rules and interpretations of the New York Stock Exchange (which by extension imposed by the SEC apply to all US brokers), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and, pursuant to a recent amendment to the rules, executive compensation, including advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine”.

Brokers, banks or other nominees generally have discretionary voting power with respect to routine matters and can exercise what are called “broker non-votes”.

If you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted to cast a broker non-vote, but only on non-routine matters. At our Annual Meeting, they may only cast broker non-votes with respect to the ratification of the selection of the independent registered public accounting firm. All other proposals being considered at the Annual Meeting are considered to be non-routine matters. Brokers, banks and other nominees may not vote on your behalf on these matters unless you have provided instructions from you on how to vote your shares.

Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

What are the voting requirements to approve the resolutions?

In accordance with our articles of association, all resolutions will be taken on a poll. Voting on a poll will mean that each share represented in person or by proxy may be voted “for” or “against” a particular resolution, or may abstain from voting with respect to a particular resolution. Please see the discussion under each proposal for a detailed explanation of the voting requirement for each proposal.

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you can change how you wish to instruct the proxy to vote or revoke your proxy at any time before the Annual Meeting, by:

•

delivering a valid, later-dated proxy card prior to the cut-off time for receipt of proxies, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. Any later-dated proxy card received after the relevant cut-off time will be disregarded;

•

amending your internet or telephone proxy instruction prior to the cut-off time for receipt of proxies, whereby your original instruction will be superseded. Any amended proxy instruction received after the relevant cut-off time will be disregarded;

•	sending written notice to the office of the Company Secretary at the Company’s registered office, which must be received at least 24 hours prior to the start of the Annual Meeting; or

•	voting on the poll in person at the Annual Meeting (however, due to the COVID-19 Pandemic, shareholders are strongly discouraged from exercising this option at our 2020 Annual Meeting).

If you are a beneficial owner of ordinary shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy (however, due to the COVID-19 Pandemic, shareholders are strongly discouraged from exercising this option at our 2020 Annual Meeting). You may also change your vote online.

If you are a holder of depositary receipts, you may submit a new proxy card by following the instructions previously set out, at any time prior to 11:59 a.m. (Eastern Time) on June 8, 2020.

All ordinary shares that have been properly voted and not revoked will be counted in the votes held on the resolutions proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior proxy.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the deadlines mentioned above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Can I attend the Annual Meeting in person?

Shareholders of record on the record date may attend the Annual Meeting, however due to the COVID-19 Pandemic, shareholders are strongly discouraged from attending the Annual Meeting in person, and shareholders are cautioned that such attendance may not be safe or lawful. If you are a shareholder of record, you will need to present the proxy card that you received, together with a form of person photo identification, in order to be admitted into the meeting. Our Articles of Association and UK law do not currently provide us with the ability to hold a virtual Annual Meeting. As a result of the COVID-19 pandemic, the UK legislature or certain regulatory bodies may take action, by adopting legislation or otherwise, which would permit us to lawfully hold a virtual Annual Meeting during the pendency of the pandemic. If such action occurs, and we determine it is practicable to switch our Annual Meeting to a virtual format, we expect to do so and will provide shareholders with notice of such change in accordance with applicable legal requirements. If we are unable to switch to a virtual Annual Meeting, UK law unfortunately still requires us to hold such Annual Meeting no later than June 30, and we expect to hold such meeting in the manner described in this proxy statement.

If you are the beneficial owner of ordinary shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business in New York City, New York, on the record date, along with a form of personal photo identification. Alternatively, you may contact the bank, broker or other nominee in whose name your ordinary shares are registered and obtain a legal proxy to bring to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

Where is the Annual Meeting being held?

The Annual Meeting is being held at 225 West Wacker Drive, Boardroom, 30th Floor, Chicago, Illinois 60606. Due to the COVID-19 Pandemic, shareholders are strongly discouraged from attending the Annual Meeting in person, and are cautioned that such attendance may not be safe or lawful. If subsequent changes to UK law make it lawful and practical for us to hold a virtual Annual Meeting this year, we may utilize such format and will provide shareholders with notice of such change in accordance with applicable legal requirements. See “General Information about the Annual Meeting—Can I attend the Annual Meeting in person?”

Can I ask questions at the Annual Meeting?

If you were a shareholder on the record date and have the right to attend the Annual Meeting, you can ask questions at the Annual Meeting. If you attend in person, you can do so in person.

Who will count the votes?

Representatives of Computershare, the Company’s transfer agent, will serve as scrutineers of the poll and tabulate the final results.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the scrutineers and disclosed by way of an announcement via a Current Report on Form 8-K, which Cushman is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the UK Companies Act will be made available on our website (www.cushmanwakefield.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.

Other information

For additional information, please contact investor relations by email at ir@cushwake.com or phone at +1 312 338-7860.

Annex A

Director Compensation Report

DIRECTORS’ REMUNERATION REPORT

Annual Statement

From the Chair of the Compensation Committee

As required by the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended), this Directors’ Remuneration Report is made up of three parts:

•	The Annual Statement from the Chair of the Compensation Committee; and

•

A summary of the Directors’ Remuneration Policy (“Policy”) which sets out the Policy approved by shareholders at the 2019 Annual Shareholders’ Meeting which applies for up to three years beginning on 1 January 2020; and

•

The Annual Report on Remuneration, which sets out the payments made and awards granted to the directors in the financial year ended 31 December 2019 and how the Company intends to implement the Policy in 2020, and which, together with this Annual Statement, is subject to an advisory shareholder vote at the 2020 Annual Shareholders’ Meeting.

The objectives of our Policy are to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees. Currently the Executive Chairman and Chief Executive Officer is the only Executive Director on the Board.

In 2019, we achieved record full year financial performance with the following results:

•	Revenue for the full year was $8.8 billion, up 6% (8% local currency). Fee revenue was $6.4 billion, up 8% (9% local currency).

•	Full year Net income was $0.2 million, an improvement of $186.0 million over 2018 with earnings per share of $0.00 and Adjusted earnings per share of $1.64.

•	Full year Adjusted EBITDA was $724.4 million, up 10% (11% in local currency). Adjusted EBITDA margin of 11.3% was up 25 bps.

For the 2019 Annual Incentive Plan, the target Compensation EBITDA was $715 million, and the actual achieved Compensation EBITDA was $722 million, resulting in a funding level of 103.3%. The Board of Directors used its discretion to increase the cash bonus payment to the Executive Chairman and Chief Executive Officer by 4.2% based on the accomplishment of certain free cash flow financial performance objectives included in the Company’s 2019 operating plan. This resulted in a total funding level of 107.6% in 2019 which amounted to the payment of an annual incentive to our Executive Chairman and Chief Executive Officer of $2,152,503. Our Executive Chairman and Chief Executive Officer also received an award of RSUs, having a face value equivalent to $6,000,000, of which 25% is subject to performance conditions and the balance subject to continued employment over the four-year vesting period.

Based on the results of a market study regarding director compensation, effective 1 October 2019, the annual cash retainer for Non-Executive Directors was increased to $90,000 from $75,000 and the annual cash additional retainer for chairing the Audit Committee was increased to $20,000 from $15,000. Additionally, the amount of the annual RSU award for Non-Executive Directors was increased from $145,000 to $170,000.

I look forward to receiving your support at the Annual General Shareholders’ Meeting on the Directors’ Remuneration Report resolution.

Timothy Dattels

Chair of the Compensation Committee

Executive Remuneration Principles

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our Executive Directors that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

We believe our people are the key to our business and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include the following.

Principle	Practice
Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.

Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.

Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.

Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.

Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.

Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for our Executive Chairman and Chief Executive Officer on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

•

Base salary—Critical in attracting and retaining key executive talent. In evaluating the base salary of our Executive Director, the Board considers several factors, including individual and company performance, qualifications, experience, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market.

•

Short-Term Incentive—Each year, our Executive Director is eligible to receive an annual cash incentive award under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for our Executive Director) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures. When determining AIP targets, similar to base salary, the Compensation Committee (and the Board for our Executive Director) considers several factors, including individual and company performance, qualifications, experience, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market.

•

Long-Term Incentive—Promotes long-term growth and profitability by aligning the interests of management with the interests of our shareholders and by encouraging retention. At the beginning of each year, the Compensation Committee (and the Board for our Executive Director) determines the target and type of equity award to be delivered. In 2019, our long-term incentive program consisted of a combination of time-vesting and performance-vesting restricted stock units (“RSUs”) to effectively and efficiently balance performance and retention objectives.

Summary of the Directors’ Remuneration Policy

Introduction

The Directors’ Remuneration Policy summarised in the below was approved at the 2019 Annual General Shareholders’ Meeting held on 6 June 2019. This is intended to apply for three years, beginning on 1 January 2020. Full details of the remuneration policy can be found at www.cushmanandwakefield.com

Directors’ Remuneration Policy table

Element and link to strategy	Operation	Opportunity	Performance conditions

Base Salary To attract and retain individuals based on their skills and for the role responsibilities.

Salaries are generally reviewed annually.

Salary levels take account of:

• Role, performance, experience and qualifications

• Future potential, tenure and ease of replacement

• Company performance and desired position with respect to competitive market / internal equity

• Salary levels for similar roles at relevant market comparators

		Increases are applied in line with the outcome of the review. Salary will constitute no more than 15% of the total target compensation package.	N/A

Benefits To drive effectiveness and efficiency of executive officers, and for recruitment and retention purposes

Benefits typically include the following:

• Health Care (medical, pharmacy, dental and vision benefits)

• Welfare (medical and dependent care flexible spending accounts)

• Insurance (short-term and long-term disability, accidental death, dismemberment, basic life insurance)

Benefits may vary by role and individual circumstance, and are reviewed periodically

The Compensation Committee reserves the right to introduce additional benefits to ensure alignment with market practice.

N/A

Pension To provide market competitive retirement packages.	Contributions to 401(k) retirement plan	Employer contribution of up to 2.5% to a 401(k) plan or similar defined contribution arrangement in other jurisdictions	N/A

Element and link to strategy	Operation	Opportunity	Performance conditions

Annual Incentive Plan (“AIP”) To reinforce and reward improved financial and personal performance	The performance measures and target ranges are approved by the Committee at the beginning of the financial year. AIP awards are payable in cash.

The AIP will form no more than 35% of the overall package at target such that the total compensation delivered in cash is limited to no more than 50% of the overall compensation package at target.

The Committee retains discretion to adjust the amount of the actual cash bonus payments to reflect the quality of the results.

Performance conditions: will be based in the majority on financial metrics (e.g., EBITDA-based metrics).

Provisions for the recovery or withholding of amounts in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Long Term Incentive Plan (“LTIP”) To reward and retain key executives for the delivery of long-term growth objectives and to align the interests of management with those of shareholders

The Committee may grant annual awards of restricted stock units (“RSUs”) and options to purchase the company’s ordinary shares

Normally, around 25%-50% of the RSU awards will be performance-vesting and around 50%-75% will vest in equal instalments over four years from the date of grant subject to continued employment.

The Committee retains discretion to make awards under the LTIP with a greater or lesser percentage of performance-vesting RSU awards.

The maximum annual award of RSUs and/or options will generally be in the region of 60% of the total compensation package at target, but may be up to 80% of the total compensation package at target.

The Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for the year not exceeding 80%.

Performance-vested RSUs will be dependent on metrics such as Relative Total Shareholder Return and measures based on financial metrics such as margin accretion or EBITDA.

Provisions for the recovery or withholding of amounts (whether vested or unvested) in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Shareholding requirement

Executive Directors are expected to meet minimum stock ownership guidelines.

The Executive Directors’ compliance with the stock ownership guidelines is assessed at 31 May each year, based on the Executive Directors’ salary and the average 12 month- end share price.

		Ownership Guideline (including unvested time-vested RSUs) 6 x salary. One-third of guideline must be in shares owned outright—2 x salary	N/A

Malus and clawback

The Cushman & Wakefield Recoupment Policy provides that the Executive Directors will forfeit, repay or return to the Company any cash or equity-based incentive compensation, or the proceeds of any sale of equity, in the following scenarios:

(i) material restatement of the Company’s financial results;

(ii) the individual violates a Material Policy (e.g., the Company’s Code of Conduct);

(iii) the individual breaches a non-compete, non-solicitation or confidentiality clause;

(iv) misrepresentation of a material fact in connection with the securing or retention of employment;

(v) the individual engages in fraud; or

(vi) the individual manipulates results with a view to increasing incentive pay-outs for himself or others.

Directors’ Remuneration Policy table (Non-executive directors)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential pay-out	Performance measures used, weighting and time period applicable
To attract non-executive directors who have the broad range of experience and skills required to oversee the implementation of the strategy

• Fees for non-executive directors (other than the Chairman) are set by the Board and paid in regular instalments.

• The non-executive directors who are not employees of our Principal Shareholders are also eligible to receive annual RSU awards with a grant date value of $145,000, which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.

• Fees are set within the range of comparative board and committee fees, benchmarked against the peer group. Average increases will typically be in alignment with the market median.

• Fees are constituted of an annual Board retainer plus additional fees for members and chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

• N/A
Shareholding guideline

• Shareholding guideline compliance assessed at 31 May each year.

• Unvested RSUs included

• Non-executive Directors who are not employees of our Principal Shareholders are expected to retain 100% of their after-tax shares until they meet their stock ownership guideline

		• 5 times annual Board fee	• N/A

Annual Report on Remuneration

Single total figure of remuneration for executive director for two financial years ended 31 December 2019 (Audited)

Executive Chairman and Chief Executive Officer	Year	Base pay $000	Taxable benefits $000	Annual Incentive $000	Time-based RSUs awarded $’000	Long-term incentive $000	Total $000
Brett White	2019	950	—	2,153	4,500	—	7,603
	2018	950	110	3,067	3,750	29,318	37,195

Additional information in relation to the 2019 single total figure (Audited)

Element	Explanation

Taxable benefits	No taxable benefits were paid in the year.

Annual incentive	Opportunity at target performance—$2,000,000 (210.5% of salary); Opportunity at maximum performance—$4,000,000 (421% of salary) Payable in cash

Time-based RSUs	Represents the value of 252,101 time-based RSUs awarded in the financial year at the share price on the date of grant of $17.85

Determination of annual incentive payment (“AIP”) amount (Audited)

The 2019 AIP is based on the achievement of a certain percentage of Compensation EBITDA, from a minimum of 70% to a maximum of 130% of the annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of our board of directors, with straight line interpolation between these points.

	Threshold	Target	Maximum	Actual
Compensation EBITDA	$500.5m	$715m	$929.5m	$722m
Bonus payable (% of target)	0%	100%	200%	103.3%
Bonus payable ($)	$0	$2,000,000	$4,000,000	$2,066,000

In 2019, the AIP amount paid is determined based on financial performance that results in a funded range of 0% to 200% of the individual’s applicable target. The Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero. In 2019, the Board used this discretion to increase the cash bonus payment to Mr. White by 4.2% based on the accomplishment of certain free cash flow financial performance objectives included in the Company’s 2019 operating plan, resulting in a payout to Mr. White of 2,152,503.

Adjusted EBITDA was adjusted as follows for the purposes of the 2019 AIP (such resulting amount is referred to herein as the “Compensation EBITDA”):

Increased by:	Decreased by:
Constant currency conversion—$3m	Realized and unrealized exchange rate gains—$6m
Other one-time items—$1m

Single total figure of remuneration for non-executive directors (Audited)

Non-executive directors who are not employees of our Principal Shareholders receive compensation consisting of fees and equity awards. They do not participate in any of the Company’s incentive arrangements, nor do they receive any benefits.

Based on the results of a market study regarding director compensation, effective 1 October 2019, the annual cash retainer for Non-Executive Directors was increased to $90,000 and the annual cash additional retainer for chairing the Audit Committee was increased to $20,000.

Each Non-Executive Director who is not an employee of our Principal Shareholders is eligible to receive an annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting. The amount of the RSU award was increased from $145,000 to $170,000 effective 1 October 2019 based on the market study regarding director compensation noted above. All awards granted in 2019 were granted under our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

Non-executive director	Fees[1] $000 2019	Fees[1] $000 2018	Equity Awards[2] $000 2019	Equity Awards[2] $000 2018	Total $000 2019	Total $000- 2018
Jonathan Coslet[3]	—	—	—	—	—	—
Timothy Dattels[3]	—	—	—	—	—	—
Qi Chen[3]	—	—	—	—	—	—
Lincoln Pan[3]	—	—	—	—	—	—
Rajeev Ruparella[3]	—	—	—	—	—	—
Billie Williamson	105	50	170	133	275	183
Jodie McLean	89	14	170	97	259	111
Michelle MacKay	87	7	170	85	257	92
Richard McGinn	52	—	170	—	222	—

Notes:

1.	Fees are pro-rated to reflect the number of days worked in the financial year
2.	Equity awards vest on the earlier of the first anniversary of the date of grant or the date of the Annual Shareholders Meeting.
3.	These Directors represent our Principal Shareholders and do not receive fees

Total pension entitlements (Audited)

None of the directors has a prospective entitlement to a defined benefit pension by reason of the provision of qualifying services to the Company.

Scheme interests awarded during 2019 (Audited)

We provide long-term incentive compensation because we believe it promotes long-term growth and profitability by aligning the interests of our Executive Chairman and Chief Executive Officer with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Board determines the target and type of equity award to be delivered to the Executive Chairman and Chief Executive Officer. In 2019, our long-term incentive program consisted of a combination of time-vesting (75%) and performance-vesting (25%) restricted stock units (“RSUs”) to effectively and efficiently balance performance and retention objectives. All awards were granted under our 2018 Omnibus Management Share and Cash Incentive Plan.

The following scheme interests were awarded to Brett White, Executive Chairman and Chief Executive Officer, in the year ended 31 December 2019.

Date of grant	Type of interest	Basis of award	No of shares	Face value $	Threshold vesting	End of performance period
7 March 2019	Time-vesting RSUs	Fixed value	252,101	4,500,003	—	—
7 March 2019	Performance- vesting RSUs	Fixed value	126,050	2,249,993	Nil	See below

Notes:

1.

The face value of time-vesting RSUs calculated based on the underlying shares and the closing stock price on the date of grant of $17.85 per share. The face value of the performance-based RSUs calculated based assumed maximum performance of 150% and the closing stock price on the day of grant of $17.85.

2.	Time-vesting RSUs vest in equal instalments over four years, subject to continued employment, with the first vesting on 7 March 2020
3.	The performance-vesting RSUs will vest on the basis of conditions relating to Margin Accretion and relative TSR as set out below

For the 2019 performance-vesting RSUs, payouts will be based 50% on a target Adjusted EBITDA Margin Accretion, as measured as the average of three separate years of performance (2019, 2020 and 2021), and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2019 and ending in February 2022. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Adjusted EBITDA by Fee revenue. Relative TSR is the Company’s total shareholder return relative to the companies in the Russel 3000. For each performance metric, payout ranges from 0% to 150% of target. Each performance metric also includes a minimum threshold. If actual performance is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum.

For the 2019 performance-based vesting RSUs that are based on Margin Accretion, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available. For the 2019 performance-vesting RSUs that are based on Relative TSR, the payouts will be based on the achievement percentages over the performance period relative to the companies in the Russell 3000 as set forth below (except that if the total shareholder return of the Company is negative over the performance period, the achievement percentage shall not exceed 100%).

Level of Achievement	Relative TSR Percentile Rank	Achievement Percentage

Below Threshold	Less than 25th percentile	0%

Threshold	At least the 25th percentile	50%

Target	At least the 50th percentile	100%

Maximum	At least the 75th percentile	150%

Payments to past directors (Audited)

There were no payments to past directors during 2019.

Payments for loss of office (Audited)

There were no payments for loss of office paid to directors during 2019.

Directors’ shareholdings and share interests (Audited)

Executive Director’s Share Interests (Audited)

Brett White has a shareholding requirement of 600% of salary (including his unvested RSUs subject to continued service). Based on the share price at the financial year end of $20.44 his share ownership exceeded this requirement by a significant margin.

	Cushman & Wakefield plc shares as at 31 December 2019
Executive Chairman and Chief Executive Officer	Shares held outright	RSUs subject to continued service	RSUs subject to performance	Options Subject to continued service	Options that have vested but not been exercised
Brett White	814,967	1,030,967	827,700	0	81,863

Over the course of the year Mr. White exercised 364,895 stock options as detailed in the table below:

Date of Exercise	# of Options Exercised	FMV on Exercise	Exercise Price	Value Realized on Exercise
1/29/2019	74,850	$15.67	$10.00	$424,399
3/22/2019	162,171	$17.75	$10.00	$1,256,825
4/1/2019	29,242	$17.80	$10.00	$228,088
4/12/2019	21,241	$17.75	$10.00	$164,618
7/1/2019	16,995	$18.00	$10.00	$135,960
10/1/2019	12,260	$18.65	$10.00	$106,049
11/14/2019	48,136	$19.00	$10.00	$433,224

Non-Executive Directors who are not employees of our Principal Shareholders must hold 100% of their after-tax shares until they meet their stock ownership guideline of five-times their annual retainer. Share interests held by the Non-Executive Directors (including holdings by connected persons) at the end of the year (or earlier retirement from the Board) are shown below:

Non-Executive Director	Cushman & Wakefield plc shares held at 31 December 2019		Shareholding guideline met
	Shares held outright	RSU awards[1]
Jonathan Coslet	—	—	N/A
Timothy Dattels	—	—	N/A
Qi Chen	—	—	N/A
Lincoln Pan	—	—	N/A
Rajeev Ruparella	—	—	N/A
Billie Williamson	7,372	9,780	No
Jodie McLean	5,203	9,780	No
Michelle MacKay	4,552	9,780	No
Richard McGinn	—	9,780	No

Notes

1.

Non-Executive Directors who are not employees of our Principal Shareholders received two RSU awards having a total value of $170,000. The first RSUs award having a value of $145,000 on 6 June 2019 at a share price of $17.32 and the second RSU award having a value of $25,000 on 1 October 2019 at a share price of $17.75.

Dates of directors’ employment agreements and letters of appointment

Our business and affairs are managed under the direction of our Board. Mr. McGinn joined our Board on 6 June 2019, and, as of 17 March 2020, Ms. MacKay resigned from our Board to become our Chief Operating Officer. Thus, our Board is comprised of nine Directors. Our Articles of Association provide that our Board will have a minimum of five and maximum of eleven Directors.

Executive Chairman and Chief Executive Officer	Employment agreement commencement date	Date employment agreement terminates
Brett White	16 March 2015	31 December 2021

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. White, Mr. McGinn, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring at the Annual Meeting. Messrs. Dattels, Pan and Ruparelia serve as Class III directors with a term expiring in 2021. Mr. Coslet and Ms. Chen serve as Class I directors with a term expiring in 2022. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

TSR chart and CEO pay table

For the purposes of the TSR chart below, the Russell 3000 index has been chosen as the broad equity market index against which to compare the Total Shareholder Return of Cushman & Wakefield plc since the IPO in August 2018 as Cushman & Wakefield is included in this index.

Executive Chairman and Chief Executive Officer	2018 ‘000s	2019 ‘000s
Single total figure	$37,195	$7,603
% of maximum AIP	76.7%	53.8%
% of maximum performance-vesting LTIP	N/A	—

Note: The Single Total Figure value in 2018 is inflated by the inclusion of the conversion of 1,625,275 performance-vesting RSUs to time-vesting RSUs.

Percentage change in CEO pay compared with employee pay

The table below shows the percentage change in salary, benefits and bonus for the Executive Chairman and Chief Executive Officer and the Company’s global employees between 2018 and 2019. The year-over-year decrease in Mr. White’s Benefits can largely be attributed to the elimination of Company reimbursement for personal aircraft usage. The year-over-year decrease in bonuses for both Mr. White and the Company’s global employees is due to lower percentage payouts under the annual incentive plan in 2019 compared with 2018.

% change from 2018 to 2019	Salary	Benefits	Bonus
Brett White	Nil	-100%	-29.8%
Employees	12%	7%	-9%

CEO pay ratio

Year	Method	25th percentile ratio	Median ratio	75th percentile ratio
2019	Option A	164 : 1	114 : 1	68 : 1

Y25, Y50 and Y75 represent the pay and benefits (calculated on the same methodology as the single total figure) for the employees at the 25th, 50th and 75th percentiles.

Option A has been chosen because it is the most statistically accurate methodology. We identified the 25th, 50th and 75th population based on the employee population as of 31 December 2019. In identifying the employees at the 25th, 50th and 75th percentiles, we have annualized the compensation for employees who were not in employment with the Company for the whole of the financial year.

The median ratio represents the Company’s pay and progression policies.

Relative importance of spend on pay

The overall spend on pay in 2018 and 2019 and the change in spend is shown below. No dividends were paid in either year. The year-over-year increase in spend can largely be attributed to increased headcount and moderate pay increases during the period.

Overall spend on pay
2018 ($millions)	2019 ($ millions)	Change
6,016	6,253	4%

Implementation of remuneration policy for 2020

Our Board of Directors, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2019 peer group was approved by our Compensation Committee in March 2019. The only changes from our 2018 peer group were the removal of Convergys and Forest City Realty due to such companies being acquired in 2018.

In 2020 Non-Executive Directors are eligible to receive annual cash retainers and an annual RSU award with a grant date value of $170,000 which will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting.

The salary of the Executive Chairman and Chief Executive Officer is reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low against the market. In addition, Non-executive Director fees are also reviewed each year relative to market data. The current rates are set out below and the Committee (and the Board for the Executive Chairman) reserves the right to adjust for market alignment.

	2019	2020
Salary of Executive Chairman and Chief Executive Officer	$950,000	$950,000
Non-executive director Board fee	$90,000	$90,000
Audit Committee member	$10,000	$10,000
Audit Committee Chair (in addition to member retainer)	$15,000	$20,000
Compensation Committee member	$10,000	$10,000
Compensation Committee Chair (in addition to member retainer)	$15,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$5,000
Nominating and Corporate Governance Committee Chair (in addition to member retainer)	$10,000	$10,000

For 2020, the compensation structure for the Executive Chairman and Chief Executive Officer remains unchanged:

•

In addition to base pay, Mr. White will continue to be eligible for a target annual incentive of $2,000,000. The bonus paid is determined based on financial performance that results in a funded range of 0% to 200% of their applicable target. Financial performance will be determined based on Company achievement of EBITDA, from a minimum of 70% to a maximum of 130% of the annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of our board of directors, with straight line interpolation between these points. The Board maintains discretion to adjust the final payment amount.

For 2020 EBITDA targets related to the AIP, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available and the targets will be disclosed in next year’s remuneration report.

•	Mr. White will also continue to be eligible for long-term incentives that will remain 75% time-based and 25% performance based.

The 2020 performance-vesting RSUs, payouts will be based 50% on a target Adjusted EBITDA Margin Accretion, as measured as the average of three separate years of performance (2020, 2021 and 2022), and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2020 and ending in February 2023. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Adjusted EBITDA by Fee revenue. Relative TSR is the Company’s total shareholder return relative to the companies in the Russel 3000. For each performance metric, payout ranges from 0% to 150% of target. Each performance metric also includes a minimum threshold. If actual performance is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum.

For the 2020 performance-based vesting RSUs that are based on Margin Accretion, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available and the targets will be disclosed in the remuneration report disclosing the payouts for these awards. For the 2020 performance-vesting RSUs that are based on Relative TSR, the payouts will be based on the achievement percentages over the performance period relative to the companies in the Russell 3000 as set forth below (except that if the total shareholder return of the Company is negative over the performance period, the achievement percentage shall not exceed 100%).

Level of Achievement	Relative TSR Percentile Rank	Achievement Percentage

Below Threshold	Less than 25th percentile	0%

Threshold	At least the 25th percentile	50%

Target	At least the 50th percentile	100%

Maximum	At least the 75th percentile	150%

Compensation Committee (“Committee”)

The Committee shall be composed of three independent non-executive directors. The chair of the Committee shall be appointed by the Board. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

The members of the Committee during the year were: Timothy Dattels (Chair), Lincoln Pan, and Michelle MacKay and, all of whom are considered to be independent during the year. Mr. McGinn was appointed to the Compensation Committee in 2020 upon Ms. MacKay’s resignation from the Board to become the Company’s Chief Operating Officer.

The primary responsibilities of the Compensation Committee are:

•

reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;

•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and

•	establishing, reviewing and administering our compensation and employee benefit plans.

Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2019, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national executive compensation consulting firm, as its independent compensation consultant to assist it with compensation matters. FW Cook was selected as the Committee’s external, independent compensation advisor through an RFP process conducted in 2016. FW Cook regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. FW Cook works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, FW Cook regularly confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked FW Cook to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive and non-executive director compensation levels and practices of the companies in our compensation peer group);

•	our compensation plan risk;

•	current market trends and best practices in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

FW Cook does not provide any services to us other than the services provided to the Compensation Committee. The total expense for the services provided to the Compensation Committee by FW Cook during 2019 was approximately $95,316, based on agreed hourly rates.

Shareholder voting outcome

The resolutions on the Directors’ Remuneration Policy and the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) received the following votes from shareholders at the Annual Shareholders’ Meeting held on 6 June 2019.

	Votes for	%	Votes against	%	Votes abstained
Directors’ remuneration policy (binding vote)	188,219,888	96.58%	6,666,231	3.42%	2,669,960
Annual report on remuneration (advisory vote)	188,234,625	96.60%	6,629,452	3.40%	2,692,042

Notes:

A vote abstained is not a vote in law and is not counted in the calculation of the votes ‘For’ or ‘Against’ the resolution. Votes abstained includes both votes abstained at the Annual Shareholders’ Meeting and any Broker non-votes.

01 - Brett White 02 - Richard McGinn 03 - Jodie McLean
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1 U P X
04 - Billie Williamson
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Notice of 2020 Annual General Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual General Meeting — June 10, 2020
The undersigned shareholder(s) of Cushman & Wakefield plc hereby appoint(s) Brett White, Duncan Palmer and Brett Soloway, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of Cushman & Wakefield plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 a.m.
(Central Time) on June 10, 2020 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.
Shares represented by this proxy will be voted as directed by the shareholder(s). If no such directions are indicated, this proxy will be voted FOR each director nominee and FOR Proposals 2 - 6 and in the discretion of the Proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
(Items to be voted appear on reverse side)
CUSHMAN & WAKEFIELD plc
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